As filed with the Securities and Exchange Commission on August 18, 1998
                                             Registration No. 333-38031
=====================================================================

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              FORM SB-2/A
                     Post-Effective Amendment No. 2
                         Registration Statement
                               Under The
                         Securities Act of 1933


                         HALSTEAD ENERGY CORP.
             (Name of Small Business Issuer in its Charter)

         Nevada                   4925                  87-0446395
    (State or Other         (Primary Standard        (I.R.S. Employer
    Jurisdiction of            Industrial          Identification No.)
    Incorporation or   Classification Code Number)
     Organization)

                           33 Hubbells Drive
                       Mt. Kisco, New York 10549
                             (914) 666-3200

    (Address and Telephone Number of Principal Executive Offices and
                      Principal Place of Business)

                             Ms. Claire E. Tarricone
                                    President
                                33 Hubbells Drive
                            Mt. Kisco, New York 10549
                              (914) 666-3200
                          (Name, Address and Telephone
                          Number of Agent For Service)

                                 With a copy to:
                              Paul J. Pollock, Esq.
                             Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                          New York, New York 10020-1104
                              (212) 835-6280

      Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this registration statement.
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________
      If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                    CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------
   Title of Each                  Proposed    Proposed
     Class of                      Maximum     Maximum
    Securities         Amount     Offering    Aggregate   Amount of
       to be           to be        Price     Offering   Registration
    Registered       Registered  Per Unit(1)    Price        Fee
------------------------------------------------------------------------
Common Stock         2,170,488      $2.25    $4,883,598  $  1,479.88
------------------------------------------------------------------------
TOTAL REGISTRATION                                       $  1,479.88
        FEE
------------------------------------------------------------------------
(1) Represents the average of the closing bid and asked prices of the Common Stock of the Registrant on October 13, 1997.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS




                         HALSTEAD ENERGY CORP.

                    2,590,035 Shares of Common Stock

                           -----------------


      The 2,590,035 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Halstead Energy Corp. (the "Company") to which this Prospectus relates are being offered, from time to time, on behalf of and for the respective accounts of Infinity Investors Ltd. ("Infinity") and certain other holders (the "Other Holders"; and individually and collectively, the "Selling Stockholders"), as more fully described herein under "Selling Stockholders." The distribution of the Shares by the Selling Stockholders, or by pledgees, donees, distributees, transferees or other successors in interest, may be affected from time to time by underwriters who may be selected by the Selling Stockholders and/or broker-dealers in one or more transactions (which may involve crosses and block transactions) on the NASDAQ SmallCap Stock Market or other over-the-counter markets or, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets or exchanges, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the distribution of the Shares or otherwise, the Selling Stockholders may enter into hedging or option transactions with broker-dealers and may sell Shares short and deliver the Shares to close out such short positions. The Company has agreed to indemnify the Selling Stockholders, underwriters who may be selected by the Selling Stockholders, and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" and "Selling Stockholders."

      The Company has agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by it or them, as the case may be. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

                                -----------------

    See "Risk Factors," beginning on Page 4, for information and a discussion of certain factors that should be considered by prospective investors, including the possible delisting of the Shares from the
                          NASDAQ SmallCap Stock Market.

                                -----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                                 SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                 The date of this Prospectus is August 18, 1998.

                         AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission") (file no. 000-25660). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611). Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.
Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's Exchange Act filings are also available to the public on the Commission's Internet site (http://www.sec.gov).

      This Prospectus, which constitutes part of a registration statement on Form SB-2 filed with the Commission under the Securities Act by the Company, omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits to the registration statement for further information about the Company and the Common Stock. Statements in this Prospectus concerning provisions of documents are summaries of such documents, and each statement is qualified by reference to the copy of the applicable document filed with the Commission. Copies of such material, including the complete registration statement and the exhibits, can be inspected, without charge at the offices of the Commission, or obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

------------------------------------------------------------------------
                           PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) all dollar amounts in this Prospectus are stated in the lawful currency of the United States, (ii) all information in this Prospectus assumes no exercise of any outstanding option or warrant to acquire shares of the Company's Common Stock, and (iii) all references herein to the Company include the subsidiaries and divisions of the Company.

                              The Company

     Halstead Energy Corp. (the "Company") was originally incorporated in the State of Utah on January 15, 1986 under the name of Technical Analysis, Inc. Effective October 8, 1990, the Company changed its corporate domicile to the State of Nevada. On August 5, 1993 the Company acquired Halstead Quinn Propane, Inc. ("HQ Propane") in exchange for 2,170,000 shares of the Company's Common Stock. Simultaneously with such acquisition, the Company changed its name to Halstead Energy Corp. The address of the Company's principal executive office is 33 Hubbells Drive, Mt. Kisco, New York 10549, and its telephone number is (914) 666-3200.

     The Company's operating entities are engaged in the wholesale and/or retail distribution of, and the provision of services relating to, fuel oil, liquid propane gas, gasoline and diesel fuel primarily in Westchester, Putnam, Dutchess, Rockland and surrounding counties in New York State. The Company has four principal operating divisions: HQ Propane, a wholly-owned subsidiary of the Company, and Halstead Quinn Terminal ("HQ Terminal"), HQ Gasoline ("HQ Gasoline") and Dino Oil ("Dino"), which are separate divisions of HQ Propane. The business of White Plains Fuel, Inc. ("WPF"), a Hawthorne, New York-based retail distributor of fuel oil and diesel fuel which was acquired by the Company in June 1995, is being operated by a third party under the terms of a four (4) year lease.

     HQ Propane (formerly Halstead Quinn Fuel Oil Co., Inc.), based in central Westchester County in Mt. Kisco, New York, was established in 1946 and since 1958 has been a retail distributor of liquid propane gas and propane equipment and also provides services related thereto. A. Tarricone, Inc. ("ATI") acquired HQ Propane in 1975 and subsequently spun it off to its stockholders in December 1992. In July 1996, HQ Propane acquired the customer list and certain other assets of E. F. Osborn & Sons, a Pawling, New York-based retail propane distributor, and in April 1998, HQ Propane acquired certain assets (including a customer list) from another small retail propane distributor serving Westchester and Putnam counties. Approximately 80% of HQ Propane's customers are Westchester County residents and businesses, and the remaining 20% are located throughout the surrounding counties of Putnam and Dutchess in New York State. Of HQ Propane's customers, approximately 78% use propane for hot water heating and cooking; approximately 16% use propane for pool heating; and approximately 6% use propane for home heating. Because hot water heating and cooking use is relatively constant throughout the year, HQ Propane's business is not subject to significant seasonal variation.

     In September 1996, the Company acquired certain assets of Dino Oil, Inc., a Bronx, New York-based commercial gasoline distributor. The addition of the Company's Dino Oil division has broadened the Company's marketing region by providing the Company with customer accounts (including various service stations and fleet garages) located in the Bronx, Queens, Brooklyn, and Manhattan, as well as Nassau, Suffolk and Westchester counties.

     HQ Terminal owns and operates a deep water terminal in Yonkers, New York near the New York City border. The five million gallon terminaling facility allows for the wholesale distribution of fuel oil, gasoline and diesel fuel, and also provides storage facilities for other petroleum companies through warehousing agreements know as thru-puts. The Company's own product requirements are often supplied through this facility. Pending the approval of HQ Propane's application with New York State for a terminal operator's license, the facility is being operated on its behalf by ATI.

     HQ Gasoline operates 25 retail gasoline stations throughout eastern New York State under the trade names "ATI" and "Gulf." The operation of gasoline stations allows the Company to offset, in part, the seasonal fluctuations that affect the Company's wholesale fuel oil distribution division. Each station is combined with either a convenience store and/or an automotive repair shop. Nine of the 25 gasoline stations are leased from ATI.

                              RISK FACTORS

      An investment in the shares of Common Stock offered hereby involves a high degree of risk and is speculative in nature. Prospective investors should carefully consider the following risk factors, as well as others described elsewhere in this Prospectus, relating to the business of the Company and this offering. The discussion below highlights some of the more important risks regarding the Company and this offering. The risks highlighted below should not be assumed to be the only factors that could affect future performance. In addition, the discussion in this Prospectus regarding the Company and its business and operations contains "forward-looking statements." Such statements consist of any statement other than a recitation of a historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative of any thereof or other variations thereon or comparable terminology. Prospective investors are cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The Company does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that silence by management of the Company over time means that actual events or results are occurring as estimated in such forward-looking statements.

Possible Delisting of Securities From The Nasdaq SmallCap Market

      The Company's Common Stock is listed on The Nasdaq SmallCap Market. In August 1997, the Nasdaq Stock Market, Inc. ("Nasdaq") adopted new requirements that the Company must meet for continued listing of its Common Stock, including
(i)  maintaining  a bid price of the  Company's  Common Stock of at least $1.00,
(ii) having at least $2,000,000 in net tangible assets, (iii) maintaining a public float of at least 500,000 shares of Common Stock having a market value of at least $1,000,000, and (iv) complying with certain corporate governance requirements, such as electing at least two independent directors. On April 1, 1998, Nasdaq observed that the Company had failed to meet the minimum bid price requirement for the last thirty consecutive trade dates. Accordingly, Nasdaq determined that if the Company did not establish a closing bid price of at least $1.00 for ten consecutive trading days prior to July 1, 1998, the Common Stock would be subject to delisting from The Nasdaq SmallCap Market effective as of the close of business on July 1, 1998. Although the Company did not meet the minimum bid price requirement prior to July 1, 1998, the delisting process was temporarily stayed on June 30, 1998, when the Company requested an oral review/hearing by the Nasdaq staff. The hearing is scheduled to occur on August 21, 1998 and any such delisting has been stayed until such date. Although the Company intends to challenge the delisting, there can be no assurance that the Shares will remain listed on The Nasdaq SmallCap Market after completion of the review process. If the Company's securities are excluded from the Nasdaq SmallCap Market, it may adversely affect the prices of such securities and the ability of holders to sell them.

      Even if the Common Stock initially continues to be listed on The Nasdaq SmallCap Market, there can be no assurances that the Company will continue to satisfy the requirements for maintaining a Nasdaq listing after this offering.

      In the event that the Company is unable to satisfy Nasdaq's maintenance requirements, trading would be conducted in the "pink sheets" or on the NASD's Electronic Bulletin Board. If the Common Stock is not quoted on The Nasdaq SmallCap Market, and if the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by rules promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Consequently, the rule would affect the ability of holders of the Common Stock, including purchasers in this offering, to sell their Common Stock in the secondary market. Securities are exempt from these rules if the market price is at least $5.00 per share.

      The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on The Nasdaq SmallCap Market and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      If the Company's Common Stock were to be subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by the more limited ability of broker/dealers to sell the Common Stock in the public market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

      As a result of delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. Delisting from The Nasdaq SmallCap Market may also cause a decline in share price, loss of news coverage of the Company and difficulty in obtaining subsequent financing.

ATI Bankruptcy

      On June 10, 1997, A. Tarricone, Inc. ("ATI"), the former parent of the Company's operating subsidiaries and divisions (ATI is wholly-owned by Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone, directors of the Company and its executive officers), filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under a receivable from ATI in the amount of $3,877,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. Tarricone, Inc., 97B21488." The Company has determined that its asserted pre-petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. If it were ultimately determined by the court that the Company's status in the proceeding is that of an unsecured creditor, the Company's legal basis for recovery would be materially, adversely affected. The Company is pursuing all appropriate avenues to protect its interests in this regard. However, there can be no assurance that the indebtedness and the liens asserted by the Company in this proceeding will be recognized or given full effect, that the same will not be challenged, modified or reduced, that all or any portion of such indebtedness will be repaid to the Company or that the Company will otherwise be successful in protecting its interests. In this regard, management has elected to write-off, and has taken as a charge against earnings as a bad debt expense, in the fourth quarter of fiscal 1997, the entire amount of the receivable due from ATI at June 10, 1997, i.e., $3,877,563. Additionally, all executory contracts between ATI and the Company are susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company) during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code. The occurrence of any such circumstances may have a material adverse effect on the Company.

Licensing

      The Company's principal terminal facility is currently being operated by ATI pending the approval of the Company's application with the State of New York for a terminal operator's and diesel motor fuel license. There can be no assurance about the prospect of obtaining the approval of such licenses. The Company has been advised by counsel that, pending the conclusion of ATI's bankruptcy proceeding, ATI will continue to maintain such licenses, and thus that ATI will be able to continue operating the Company's terminal and diesel motor fuel businesses. However, there can be no assurance that at the conclusion of such proceeding, if the result were a liquidation of ATI (and therefore a termination of such licenses), that the Company would by that time have received its own licenses or would have been able to contract with another entity to operate such businesses. The occurrence of any of these circumstances could have a material and adverse effect on these businesses and on the Company.

Seasonal Factors

      The Company's retail gasoline business, while not seasonal, is subject to use patterns that vary based on the time of the year. The Company's wholesale fuel oil business is seasonal, as a substantial portion of its business is conducted during the fall and winter months. As this is the case, weather patterns during the winter months can have a material adverse impact on its fuel oil revenues. Although temperature levels for the heating season have been relatively stable over time, variations can occur from time to time, and warmer than normal winter weather will adversely affect the results of the Company's fuel oil operations.

Competition from Alternate Energy Sources

      The Company competes for customers in its wholesale fuel oil and retail propane distribution businesses with suppliers of alternate energy products, principally natural gas and electricity. Over the past few years, a small percentage of HQ Propane's customers have converted to other sources, primarily natural gas. In addition, the Company may lose additional customers due to conversions during periods in which the cost of its products exceeds the cost of such alternative energy sources.

Competition for New Customers

      The Company's business is highly competitive. In addition to competition from alternative energy sources, HQ Propane competes with propane distributors offering a broad range of services and prices, from full service distributors similar to HQ Propane, to those offering delivery only. Competition with other companies in the propane industry is based primarily on customer service and price. Longstanding customer relationships are typical in the retail propane industry. Many companies in the industry, including HQ Propane, deliver propane to their customers based upon weather conditions and historical consumption patterns without the customers having to make an affirmative purchase decision each time propane is needed. In addition, most companies, including HQ Propane, provide propane equipment repair service on a 24 hour a day basis, which tends to build customer loyalty. As a result, HQ Propane may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other propane distributors.

      Competition in the retail gasoline business is based on price, appearance, location and value added services. Many of HQ Gasoline's competitors are large multinational oil companies and have greater resources and/or a longer track record for their operations and can offer the convenience of their own credit cards. There can be no assurance that future actions by such competitors will not have a material adverse effect on the Company's business operations.

Insurance

      Companies engaged in the petroleum products distribution and storage business may be sued for substantial damages in the event of an actual or alleged accident or environmental contamination. The Company maintains $1,000,000 of liability insurance and $5,000,000 of excess liability insurance. There can be no assurance that the Company will be able to continue to maintain liability insurance at a reasonable cost in the future, or that a potential liability will not exceed the coverage limits. Nor can there be any assurance that the amount of insurance carried by the Company will enable it to satisfy any claims for which it might be held liable resulting from the conduct of its business operations.

Environmental/Governmental Regulation

      Regulations regarding underground storage tanks ("USTs") including those at service stations, have been issued by the U.S. Environmental Protection Agency (the "EPA") . The regulations cover the design, construction and installation of new UST systems, and require that existing systems meet certain EPA standards by December 1998. The regulations require that owner/operators of UST systems demonstrate financial responsibility for the cleanup of spills or releases, and/or to compensate third parties for any resulting damages. Although the Company has an ongoing program for maintenance, testing, retrofitting, or replacement of USTs, there can be no assurance that potential problems will be discovered before a spill or release occurs. Although the Company believes that adequate pollution insurance is being maintained to cover its primary environmental-related loss contingencies, there can be no assurance that such insurance will be maintained at current levels or that even if so maintained will cover all loss contingencies.

Growth Dependent Upon Acquisitions

      Management of the Company believes that future growth will require acquisitions of other petroleum product businesses. There can be no assurance, however, that the Company will be able to identify new acquisition candidates or, even if a candidate is identified, that it will have access to the capital necessary to consummate such acquisitions.

Possible Need for Financing

      The Company's ability to meet its future capital requirements will depend on many factors, including, but not limited to, the success of the Company's expansion efforts and the response of competitors to the Company's efforts. If the Company's cash flow is not sufficient to support its operations and expansion plans, the Company may curtail its expansion and gasoline station renovation plans, or the Company may seek to sell additional shares of its Common Stock or other securities or to borrow funds. There can be no assurance that any such financing will be available to the Company or, if available, that such financing will be available on favorable or affordable terms. The inability of the Company to obtain necessary additional financing would adversely affect the Company's operations.

Supply of Petroleum Products

      One major supplier provides the Company with its propane product requirements. The loss of such supplier could have a material adverse effect on the Company. Three major suppliers the Company with its gasoline requirements. Approximately 20% of such requirements are met by Gulf Oil pursuant to an agreement with the Company. All of the fuel oil and diesel fuel product requirements of the Company's customers are met by ATI.

      Management believes that if the Company's supply of any of the foregoing products was interrupted, the Company would be able to secure adequate supplies from other sources without a material disruption in its operations. However, there can be no assurance that adequate supplies of such petroleum products will be readily available in the future.

Dependence on Management and Key Personnel

      The success of the Company will depend to a considerable degree on the continued services of Claire E. Tarricone, the Company's President, Anthony J. Tarricone, the Company's Vice President and Secretary, and Joseph A. Tarricone, the Company' s Vice President and Treasurer. The loss of the services of any such person could have a material adverse effect on the Company. The Company does not maintain any key-man insurance on the life of any of the Tarricones. In addition, the success of the Company will depend, among other factors, upon the successful recruitment and retention of additional highly-skilled and experienced management and technical personnel. The inability to attract and retain qualified employees could adversely affect the Company's business.

Control by Members of the Tarricone Family

      Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone are siblings and jointly beneficially own approximately 43% of the Company's outstanding Common Stock prior to the conversion of any shares of Preferred Stock or the exercise of any options or warrants. Further, the Tarricones collectively beneficially own options and warrants to purchase an additional 328,275 shares of Common Stock. If all of such options and warrants were exercised (but no other options or warrants were exercised or preferred stock converted), the Tarricones would jointly beneficially own approximately 47% of the outstanding Common Stock. In addition, the Tarricones are parties to a buy/sell agreement pursuant to which, upon the death or disability of any of them, the others are required to purchase the shares owned by such deceased or disabled stockholder. Since the Company's Articles of Incorporation do not provide for cumulative voting, the Tarricone family, by virtue of their beneficial stock ownership and the buy/sell agreement, may be in a position to elect, and continue to elect, all of the Company's directors and continue to control the Company's affairs and operations.

Conflicts of Interest

      Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone are also the sole officers, sole stockholders and represent a majority of the directors of ATI. HQ Propane has entered into agreements with ATI under which it (i) leases 9 of the 25 service stations comprising its HQ Gasoline division from ATI and pays rent for the service stations in the amount of approximately $19,000 per month; (ii) pays a monthly management and royalty fee to ATI for various services provided to HQ Propane by ATI in the amount of $30,000 per month; and
(iii) is supplied with substantially all of its fuel oil and diesel fuel supplies by ATI at ATI's cost plus one quarter of one cent ($.0025) per gallon purchased. While the Company believes that such transactions were on terms no more favorable than that which could have been obtained from an unrelated party, there can be no assurance that the Company is correct in such belief.

      ATI also operates retail gasoline service stations in addition to those that are leased to HQ Gasoline. Accordingly, service stations that are owned by ATI may compete with HQ Gasoline, and conflicts may arise over whether prospective service station acquisition opportunities are to be taken by the Company or ATI.

      As a result of the foregoing, both present and future conflicts of interest may exist with respect to matters involving ATI which are brought before the Tarricones as officers or directors by virtue of their positions with and ownership of ATI.

Concentration of Voting Power; Anti-Takeover Provisions

      The Company's board of directors has the authority to issue shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further action by the Company's stockholders. The rights of holders of the Company's Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock. The board of directors has already designated and issued Series A 7.5% Cumulative Convertible Redeemable Preferred Stock of the Company (the "Series A Preferred Stock") and the Series B Preferred Stock. Any future designation and issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire control of the Company. The Company is also subject to the provisions of the Nevada General Corporation Law regulating business combinations, takeovers and control share acquisitions, which also might hinder or delay a change in control of the Company. Anti-takeover provisions that could be included in the Preferred Stock when designated and issued and the Nevada statutes can have a depressive effect on the market price of the Company's Common Stock and can prevent the Company's stockholders from realizing a premium on the sale of their shares by discouraging takeover and tender offer bids.

Possible Volatility of Stock Price

      The market price of the Common Stock has been highly volatile. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets, or the energy industry, changes in financial estimates by securities analysts or failure by the Company to meet such estimates, litigation involving the Company, actions by governmental agencies or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In particular, the stock market may experience significant price and volume fluctuations which may affect the market price of the Common Stock for reasons that are unrelated to the Company's operating performance and that are beyond the Company's control.

Outstanding Warrants, Options and Convertible Securities

      As of August 1, 1998, the Company had outstanding options and warrants to purchase an aggregate of 2,216,125 shares of Common Stock. The Company has also reserved up to an additional 166,000 shares of Common Stock for issuance upon exercise of options which have not yet been granted under the Company's stock option plan. In addition, the shares of Series A Preferred Stock and Series B Preferred Stock are currently convertible into 2,338,508 shares of Common Stock. Holders of such warrants and options are likely to exercise them, and holders of such convertible securities may convert them, when in all likelihood the Company could obtain additional capital on terms more favorable than those provided by such options, warrants or convertible securities. Further, while its warrants, options and convertible securities are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

Possible Future Dilution

      The Company has authorized capital stock of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). Insofar as the Company's Articles of Incorporation permit the Company to issue authorized but unissued shares of Common Stock and Preferred Stock without stockholder approval in order to acquire businesses, to obtain additional financing or for other corporate purposes, there may be further dilution of the stockholders' interests.

Dividends on Common Stock

      The Company has not paid any dividends on shares of its Common Stock, and the Company has no plans to pay any dividends. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of Common Stock.

Possible Preferred Stock Issuance

      The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the Company's stockholders, and may include voting rights (including the right to vote as a class on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. As of August 1, 1998, 168,020 shares of Series A Preferred Stock and 560,126 shares of Series B Preferred Stock are outstanding. The issuance of any additional Preferred Stock could affect the rights of the holders of the Common Stock and, therefore, reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners and preventing a takeover of the Company. Any such issuance could adversely affect holders of the Company's Common Stock who might want to vote in favor of a proposed merger, asset sale or other transaction.

                            USE OF PROCEEDS

      All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

      Nine Months  Ended May 31, 1998  Compared to Nine Months Ended May
31, 1997.

      Revenues for the nine months ended May 31, 1998, decreased to $10,817,444 from $14,610,914 for the nine months ended May 31, 1997. The decrease is primarily due to the loss of the home heating oil and service revenues from the sale of the Rockland Fuel Oil customer list in the third quarter of 1997 and from the commercial gasoline business which has experienced competitive pricing and lower selling prices. Wholesale oil terminaling operation revenues also declined due to warm winter temperatures. Propane and retail gasoline product revenues increased due to higher gallon sales.

      Cost of revenues for the nine months ended May 31, 1998 decreased to $7,985,128 (or 73.8% of revenue) from $11,315,507 (or 77.4% of revenue) for the nine months ended May 31, 1997. This decrease is due to lower cost of product and to the other factors described above.

      Selling, General and Administrative Expenses for the nine months ended May 31, 1998 decreased to $2,481,692 from $2,646,056 for the nine months ended May 31, 1997. The decrease is primarily due to cost cutting programs resulting in lower professional fees, office and other expenses.

      Depreciation and amortization expense for the nine months ended May 31, 1998 increased to $842,032 from $655,229 for the nine months ended May 31, 1997. This increase is mainly due to the additions to property, plant and equipment.

      Interest expense, net for the nine months ended May 31, 1998, increased to $517,942 from $187,296 for the nine months ended May 31, 1997 due to an increase in certain indebtedness of the Company as compared to the same period last year, reduced in part by the interest income on the ATI Note.

      Year Ended August 31, 1997 Compared to Year Ended August 31, 1996.

      Sales for the year ended August 31, 1997, increased by $3,354,872 to $18,667,132 from $15,312,260 for the year ended August 31, 1996. The increase was due to additional gasoline sales revenue totaling $5,361,011 resulting primarily from the Dino Oil acquisition, and increased propane sales revenue totaling $205,936. These increases in revenue were partially offset by a decrease in home heating oil sales in the amount of $2,135,959 primarily due to a 20% warmer winter, the sale of Rockland Fuel Oil's customer list and lost thru-put income.

      Cost of Sales for the year ended August 31, 1997 increased by $3,943,180 to $14,677,380 from $10,734,200 for the year ended August 31, 1996. This increase was due to additional gasoline product purchase requirements primarily relating to the Dino Oil acquisition of $5,407,280 and increased propane costs of $87,329. These cost increases were partially off-set by lower product purchases for home heating oil in the amount of $1,526,700 primarily attributable to a warmer winter and to the sale of Rockland Fuel Oil's customer list. The percentage of cost of sales to sales for the twelve month periods ending August 31, 1997 and 1966 were 78.6% and 70.1%, respectively. The increase in the percentage of cost of sales to sales of 8.5% was due, in part, to the Dino Oil acquisition, the commercial business of which is characterized by high volume and low gross profit. In addition, seven year record price increases in the cost of gasoline and distillates sharply reduced the gross profit, particularly in the Company's non-residential markets.

      Selling, General and Administrative Expenses for the year ended August 31, 1997 increased by $881,925 to $4,122,851 from $3,240,926 for the year ended August 31, 1996. The increase is primarily due to increased salaries of $551,242, telephone uniforms and selling expense of $31,310, and office expense of $34,625 all of which are primarily due to start up costs associated with the Dino Oil acquisition, increased equipment leases of $118,563, increase in real estate taxes of $78,505 increased insurance of $33,764, increased professional fees of $21,585 and all other expenses totaling a net increase of $36,368 as compared to the previous year. These increases in expenses were partially offset by a decrease in advertising expense of $64,435 and all other expenses totaling a net decrease of $13,318 as compared to last year.

      Bad Debt expense for the year ended August 31, 1997 increased by $4,655,129 to $4,694,998 from $39,869 for the year ended August 31, 1996. The increase in bad debt expenses primarily resulting from the ATI bankruptcy and management's decision to write-off the entire pre-petition note receivable due from ATI of 3,877,563 in addition to the other write-offs of $777,566.

      Depreciation and Amortization for the year ended August 31, 1997 increased by $569,790 to $1,287,674 from $717,884 for the year ended August 31, 1996. The increase is primarily attributable to fixed asset additions of property and equipment of $511,031, leaseholds of $703,000 and a customer list totaling $350,000 for fiscal 1997 and a change in estimated useful lives of certain assets.

      Interest Income for the year ended August 31, 1997 decreased by $96,536 to $5,451 from $101,987 for the year ended August 31, 1996. This decrease is primarily due to the decrease of interest income due from the note receivable from ATI. This amount is partially offset by interest income resulting from invested funds and the note receivable due from the sale of Rockland Fuel Oil's customer list.

      Interest Expense for the year ended August 31, 1997 increased by $9,080 to $407,969 from $398,889 for the year ended August 31, 1996. This increase was primarily due to an increase of indebtedness of the Company.

      Net Rental Income for the year ended August 31, 1997 increased by $84,039 to $502,517 from $418,478 for the year ended August 31, 1996. The increase was due to increased gasoline station and other rental income of $14,039 and the recovery of bad debt previously written-off of additional rents due under a third party lease agreement of approximately $70,000.

      Royalty Expense for the year ended August 31, 1997 decreased by $64,333 to $31,769 from $96,102 for the year ended August 31, 1996. The increase is primarily due to the expense associated with the warrants issued to ATI in exchange for use of the trademark "ATI."

      Other Income for the year ended August 31, 1997 increased by $75,408 to $114,343 from $38,935 for the year ended August 31, 1996. This increase is due to rebates earned from available program connected to gasoline purchases.

      Gain on the sale of asset for the year ended August 31, 1997 increased by $175,667. The increase was due to the sale of the retail fuel oil customer list of Rockland Fuel Oil, Inc., a wholly-owned subsidiary of HQ Propane ("Rockland"), to an independent third party distributor.

      Income Tax Expense for the year ended August 31, 1997 decreased by $102,696 to $ -0- from $102,696 for the year ended August 31, 1996. The decrease is primarily attributable to the Company reporting a net loss.

Liquidity and Capital Resources

      Management has seen a recent decline in the cost of petroleum products which has resulted in decreased sales revenues. While the Company has achieved increased efficiencies in its core businesses, the Company is not in a position to meet its working capital, capital expenditure and acquisition requirements through operations. Without additional financing, there can be no assurance that the Company will be able to meet its cash requirements for the next twelve months. In this regard, management believes that its underlying assets have been significantly underutilized for quite some time due to the Company's lack of success in obtaining the desired level of financing. The Company will continue to pursue additional financing from a lending facility or an offering of its securities to enable the Company to meet the above-referenced cash requirements. There can be no assurance that the financing will occur or that the Company can find suitable acquisitions in the foreseeable future.

      HQ Gasoline will have to invest by December 1998 approximately $325,000 in order to meet Federal EPA and State Regulations for underground storage tanks. Through May 31, 1998, the mandatory requirements for nine of the Company's locations have been completed.

      In addition, subject to the availability of financing, the Company plans to upgrade 10 of 25 gasoline stations, which will generally require a $20,000 to $550,000 per location investment for an aggregate of $2,000,000 (inclusive of the environmental upgrades referenced above). The purpose of these upgrades is to modernize equipment and to increase revenue and cash flow through the addition of convenience stores. The modernization will be phased in over two years in order to minimize volume losses due to "downtime" encountered while each station location is under construction.

      Capital expenditures for the nine months ended May 31, 1998 were $230,887. Included in this amount are expenditures for land, propane equipment and other equipment and improvements to gas stations and the terminal facility.

      On June 8, 1995 the Company acquired all of the capital stock of White Plains Fuel, Inc. in exchange for Company stock valued at $1,008,128. The shareholders of White Plains Fuel, Inc. received 168,020 shares of newly created Series A - 7.5% Cumulative Convertible Redeemable Preferred Stock of the Company. For the nine months ended May 31, 1998, the Company declared dividends on the Series A Preferred Stock totaling $56,707. The fuel oil business of White Plains Fuel, Inc. is conducted by a third party operator under the terms of a four year lease under which HQ Propane receives annual rental income of $288,000.

      On January 10, 1996, a total of 650,000 shares of the Company's common stock was reserved for the 1996 stock incentive plan for officers, employees, and consultants. The total options granted through May 31, 1998 were 434,000 leaving a balance of 216,000 shares in reserve as of May 31, 1998. Additionally, the Company granted to certain of its officers and employees a total of 1,200,000 options (outside of such plan) on November 14, 1996.

      On March 5, 1996, the Company issued warrants to purchase 297,125 shares of the Company's common stock to A. Tarricone, Inc. in exchange for the Company's exclusive use of the "ATI" trademark. The exercise price is equal to the lessor of $4.30 per share or a 40% discount to the average closing bid price. The warrants provide that 59,425 are immediately vested, and the balance become vested in four equal annual installments. The market price at issuance was $4.30 per share.

      On September 5, 1996, the Company acquired the customer list of Dino Oil, Inc. in exchange for 200,000 shares of the Company's common stock at $1.25 per share and $100,000 cash. The acquisition was accounted for as a purchase and resulted in the recognition of a customer list in the amount of $350,000. Subsequent to the September 5, 1996 acquisition, the Company acquired four trucks of Dino Oil at fair market value of $166,226. This amount was financed through a capital lease.

      On December 31, 1996 the Company entered into an agreement with a third party distributor pursuant to which it is leasing to such distributor eight gasoline stations for a period of 10 years with an option for renewal. The distributor prepaid to the Company $280,238 for the second year of the lease term, and the Company is carrying $163,471 as deferred income as of May 31, 1998.

      On May 16, 1997 the Company entered into an agreement for the sale of its retail fuel oil customer list to an independent third party distributor. The terms of the sale were $200,000 at closing, $200,000 on the first anniversary, and $127,000 on the second anniversary with interest on outstanding amounts at a rate of 6% per annum. The Company is recording this sale on an installment basis and accordingly, the Company will recognize profit when payments are received. Through May 31, 1998, the Company has recognized $375,667 as profit.

      On June 9, 1997, the Company obtained a one-year revolving credit facility in the maximum principal amount of $1,000,000. The maturity date has been extended to September 4, 1998. Interest accrues on outstanding balances at the prime rate plus 10% per annum, subject to a minimum of 17% per annum until June 1, 1998, at which time the minimum increased to 20% per annum. The credit facility is secured by a security interest in all of the Company's accounts receivables, general intangibles, contract rights and inventory, as well as by the guarantees of Claire E. Tarricone, Joseph A. Tarricone, and Anthony J. Tarricone. As of May 31, 1998 the outstanding principal balance was $795,000.

      On September 24, 1997, the Company, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone and Infinity Investors Limited ("Infinity") entered into a certain Restructuring Agreement (the "Restructuring Agreement"). Under the terms of the Restructuring Agreement, Infinity agreed to exchange 77,419 shares of Series B Preferred Stock in the Company and all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock for the Company's Subordinated Promissory Note in the principal amount of $600,000 (the "Note"). The Note accrues interest at 12% per annum compounded quarterly through September 24, 1999 and accrues simple interest at 12% per annum after September 24, 1999. The note matures on September 24, 2002, although the Company is required to make mandatory prepayment upon the occurrence of certain events. The terms of the balance of the 560,126 shares of Series B Preferred Stock owned by Infinity were amended to provide, among other things, for (i) a fixed conversion price of $2.00 per share of Series B Preferred Stock, (ii) the removal of certain limitations on the rights of holders of the Series B Preferred Stock to convert those shares into the Company's Common Stock, and (iii) an increase in the dividend rate of the Series B Preferred Stock to 12% from 8% per annum. The Company also agreed to register such shares of Common Stock.

      At May 31, 1998, certain related parties were owed an aggregate of $677,253 by the Company, which amount accrues interest at a rate of 8% per annum, payable on demand at any time on or after September 1, 1998.

      The Company had a working capital deficiency of approximately $808,000 and a ratio of current assets to current liabilities of approximately 76.9% or 1:1.30 at May 31, 1998.

Inflation

      There was no significant impact on the Company's operations as a result of inflation during fiscal 1997 and the nine months ended May 31, 1998.

Year 2000 Computer Software Conversions

      The Company relies on numerous computer programs in its day to day business. Older computer programs use only two digits to identify a year in its date field. As a result, when the Company has to identify the year 2000, the computer will think it means the year 1900 and the operation attempting to be performed may fail or crash thus resulting in the potential interference in the operations of the Company's business. The Company has formulated plans to safeguard against the Year 2000 conversion problem. The cost of the implementation of the Year 2000 safeguards will not be material to the Company.

New Accounting Standards

      In June 1996, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("FAS 130"). FAS 130 is effective for fiscal years beginning after December 15, 1997. FAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. These standards will be reflected in the Company's financial statements for the year ending August 31, 1999.

                        DESCRIPTION OF BUSINESS

Background

      The Company was originally incorporated in the State of Utah on January 15, 1986 under the name of Technical Analysis, Inc. On July 23, 1987, the Company changed its name to LMD Acquisitions, Inc. and effective October 8, 1990, changed its corporate domicile to the State of Nevada. On March 12, 1993, the Company changed its name to Castleview Corp. On August 5, 1993 the Company acquired Halstead Quinn Propane, Inc. in exchange for 2,170,000 shares of the Company's Common Stock. Simultaneously with such acquisition, the Company changed its name to Halstead Energy Corp.

      The Company's operating entities are engaged in the wholesale and/or retail distribution of, and the provision of services relating to, fuel oil, liquid propane gas, gasoline and diesel fuel primarily in Westchester, Putnam, Dutchess, Rockland and surrounding counties in New York State. The Company has four principal operating divisions: HQ Propane, a wholly-owned subsidiary of the Company, and Halstead Quinn Terminal ("HQ Terminal"), HQ Gasoline ("HQ Gasoline") and Dino Oil ("Dino"), which are separate divisions of HQ Propane. The business of White Plains Fuel, Inc. ("WPF"), a Hawthorne, New York-based retail distributor of fuel oil and diesel fuel which was acquired by the Company in June 1995, is being operated by a third party under the terms of a four (4) year lease.

Retail Propane Distribution

      HQ Propane (formerly Halstead Quinn Fuel Oil Co., Inc.), based in central Westchester County in Mt. Kisco, New York, was established in 1946 and since 1958 has been a retail distributor of liquid propane gas and propane equipment and also provides services related thereto. ATI acquired HQ Propane in 1975 and subsequently spun it off to its stockholders in December 1992. In July 1996, HQ Propane acquired the customer list and certain other assets of E. F. Osborn & Sons, a Pawling, New York-based retail propane distributor, and in April 1998, HQ Propane acquired certain assets (including a customer list) from another small retail propane distributor serving Westchester and Putnam counties.

      HQ Propane has over 7,000 accounts. Of these accounts, approximately 80% are Westchester County residents and businesses, and the remaining 20% are located throughout the surrounding counties of Putnam and Dutchess in New York State.

      Westchester County harbors many affluent communities whose lifestyles create an above average demand for energy-intensive applications and, the Company believes, are also more resistant to recessionary pressures. This is partly exemplified by the slow but steady growth in sales revenues over the last three years. The Company believes that, in Westchester County, HQ Propane has a market share of approximately 18%. In terms of number of accounts, the Company believes that HQ Propane is the second largest propane distributor in Westchester County.

      Although propane can be used for virtually all household and business utility applications, of HQ Propane's customers, approximately 78% use propane for hot water heating and cooking; approximately 16% use propane for pool heating; and approximately 6% use propane for home heating. HQ Propane has focused its marketing efforts on hot water heating and cooking applications because these uses are relatively constant throughout the year, thereby reducing seasonal fluctuations, and because its gross profit margins from hot water heating use are significantly more than that of a residential propane heating or commercial propane account.

      The Company believes that propane has distinct advantages over alternative energy sources, including efficiency, cost and availability. These attributes result in the retail customer realizing reduced utility bills. With an increased marketing effort, the Company believes that HQ Propane has the opportunity to gain a larger share of the Westchester County energy market by converting electricity and fuel oil users to propane and by having owners of newly-constructed buildings select propane as their energy source.

      HQ Propane's base of operations is centrally located at the Company's headquarters in Mount Kisco, New York. HQ Propane also maintains an inland fuel oil storage terminal and a 30,000 gallon propane storage tank for its own operations. The fuel oil facility is presently leased to a major independent fuel oil distributor.

Wholesale Distribution and Storage

      HQ Terminal, owns a deep water terminal in Yonkers, New York near the New York City border. The five million gallon terminaling facility allows for the wholesale distribution of fuel oil, gasoline and diesel fuel and also provides storage facilities for other petroleum companies through warehousing agreements know as thru-puts. The Company's own product requirements are often supplied through this facility.

      The terminal facility has 11 above ground tanks that provide an aggregate storage capacity of 5,000,000 gallons for gasoline, diesel fuel and fuel oil. These tanks feed three gasoline racks, five oil racks and two diesel fuel racks. The terminal has been upgraded to comply with all governmental regulations.

      The terminal facility has 2.439 acres of above-ground land and an additional 3.511 acres of land underwater. The large amount of underwater acreage has enabled the Company to extend the dock lines out to deep water. The Company believes that the terminal is the only terminal on the east side of the Hudson River between the Long Island Sound to the east, the Bronx, New York to the south and Newburgh, New York to the north that has 17 feet of draft at low tide. This provides a competitive advantage, particularly with regard to thru-put customers, because the high draft allows large seafaring vessels to dock independent of tide schedules.

      The Company believes that another competitive advantage is the terminal's location. It is located in the most densely populated area in Westchester County, and it is the only terminal on the Hudson River south of Newburgh, New York which distributes gasoline. All other gasoline distribution terminals are located in the eastern part of Westchester County.

      The terminal facility has been operated by ATI pending the approval of HQ Propane's application with New York State for a Terminal Operator and Diesel Motor Fuel License. See "Certain Relationships and Related Transactions" and "Description of Business--Certain Licenses Relating to the Company's Business."

Gasoline

      HQ Gasoline operates 25 retail gasoline stations throughout eastern New York State under the trade names "ATI" and "Gulf." HQ Gasoline's ability to market under different brand names provides the Company with an opportunity to reach consumers at the low, middle and high end of the market, thereby allowing greater flexibility in its marketing strategies. Because gasoline usage is relatively constant throughout the year, the operation of gasoline stations allows the Company to offset, in part, the seasonal fluctuations that affect the Company's fuel oil distribution divisions. Most of the stations are situated in high traffic areas at major intersections. Presently, 5 of the 25 facilities are combination convenience store/gasoline pumping facilities. The balance of the outlets are combination automotive repair shop/gasoline pumping facilities. Nine of the 25 gasoline stations are leased from ATI. See "Certain Relationships and Related Transactions" and "Risk Factors."

      In September 1996, the Company acquired certain assets of Dino Oil, Inc., a Bronx, New York-based commercial gasoline distributor. The addition of the Company's Dino Oil division has broadened the Company's marketing region by providing the Company with customer accounts (including various service stations and fleet garages) located in the New York City Boroughs of the Bronx, Queens, Brooklyn, and Manhattan, as well as Nassau, Suffolk and Westchester counties in New York State.

      In December 1996, the Company terminated its lease of 4 of its 25 stations with an independent third party distributor, and simultaneously therewith, entered into a master lease with another independent third party distributor. The master lease has an initial term of ten years, and the lessee thereunder has an option to renew such lease for an additional ten year term. The lease requires that annual rental payments be made in advance, on the first day of each year of the lease term. The lease is a triple net lease agreement which requires the lessee to maintain, operate, and supply all gasoline to the station outlets. The lessee must also make the necessary capital improvements to meet applicable environmental laws by 1998.

      The Company intends to focus its effort on changing the image of the HQ Gasoline facilities. The industry has moved away from the "mom & pop" type operation and into high volume, automated self-service operations, with a particular focus on convenience. Repair shops, in particular, are becoming increasingly less desirable. Accordingly, in order to optimize potential earnings at a site, the Company intends to follow industry trends by upgrading approximately 12 of these facilities with state-of-the-art pumping apparatus and canopies and, where appropriate, converting them to multiple revenue sites by combining the pumping facilities with convenience stores, snack shops and/or car washes.

      In most cases, canopies will be installed to improve lighting and provide shelter in inclement weather. Industry experts estimate that up to a 20% increase in volume is derived from this improvement alone. Management believes that, in the Company's geographic region, canopies have contributed increased revenues of between 15% and 25%. Electronic self-service pumping apparatus will also be installed for the convenience of the public, and will afford overhead savings to the station operator. The addition of a convenience store, snack shop, or car wash, where applicable, will introduce new sources of revenue and optimize overall station profitability.

      The rebuilding program will require expenditures that range from $20,000 to $550,000 per facility, depending upon the individual station site. The program is site specific, taking into consideration competition, lot size, building dimensions, traffic count, community demographics, and area development. By completing its rebuilding program, the Company believes it will achieve increased cash flow from operations as a result of increased sales revenues and rental income. In this regard, as part of the rebuilding program, management intends to acquire certain station leaseholds from ATI at fair market value since ATI's underlying leasehold interests extend by an average of 12 years beyond the Company's sublease with ATI. The acquisition of these leasehold interests will protect the Company's investment in, and long term earnings potential, from this revenue source. See "Certain Relationships and Related Transactions" and "Risk Factors--ATI Bankruptcy."

Retail Fuel Oil

      The Company's retail fuel oil distribution business was conducted by HQ Propane's subsidiary, Rockland Fuel Oil, Inc., until May 16, 1997, when the Company entered into an agreement with an independent third party distributor for the sale of its retail fuel oil customer list and related business. The terms of the sale were $200,000 at closing, $200,000 on the first anniversary, and $127,000 on the second anniversary, with interest on outstanding amounts at a rate of 6% per annum. Rockland continues to own a facility in Haverstraw, New York which houses a 2,432 square foot building and a terminal situated on land fronting the Hudson River. The terminal is capable of storing 2,500,000 gallons of oil.

      The Company acquired all of the stock of White Plains Fuel, Inc., a retail distributor of fuel oil and diesel fuel, on June 8, 1995, in exchange for 168,020 shares of newly created Series A 7.5% Cumulative Convertible Redeemable Preferred Stock of the Company. The Company has leased the White Plains Fuel business to a third party under the terms of a four (4) year lease.

Fundamental Characteristics of the Company's Business

      Unaffected by General Economy

      The Company's business is relatively unaffected by business cycles. As fuel oil, propane and gasoline are such basic necessities, variations in the amount purchased as a result of general economic conditions are limited.

      Customer Stability

      HQ Propane has a relatively stable customer base due to the tendency of homeowners to remain with their traditional distributors. In addition, a majority of the home buyers tend to remain with the previous owner's distributor. As a result, HQ Propane's customer base each year includes most customers retained from the prior year or home buyers who have purchased from such customers. Like many other companies in the industry, HQ Propane delivers propane to each of its customers an average of approximately six times during the year, depending upon weather conditions and historical consumption patterns. Most of HQ Propane's customers receive their propane pursuant to an automatic delivery system, without the customer having to make an affirmative purchase decision each time propane is needed. In addition, HQ Propane provides home heating equipment repair service on a seven day a week, 52 weeks a year basis.

      Retail gasoline customers are generally brand loyal or price shoppers who generally factor appearance, convenience, and credit cards into their decision making process before making an affirmative purchase decision. HQ gasoline's ability to market under the trademarks "Gulf" and "ATI" largely meet the criteria exercised by customers in making their purchase decisions. However, the Company must complete its station rebuilding program in order to ensure that the standards which are particularly important to the motoring public, such as appearance, are maintained.

      No single customer accounts for 10% or more of the Company's consolidated revenues.

      Weather Stability

      The weather patterns during the winter can have a material effect on the Company's fuel oil-related business. Although average temperatures over time have varied to a very limited extent, and the Company does not expect that average temperatures will vary significantly in the future, winter temperatures can vary significantly from one year to the next. A warmer than usual winter would reduce the number of gallons of fuel oil sold which would result in reduced revenues from the Company's fuel oil-related operations. Severe ice and snow storms can also greatly effect consumers' driving patterns, thereby reducing the Company's gasoline revenues. Ice and snow can also greatly reduce delivery productivity, thereby reducing the number of gallons which can physically be delivered in a certain period of time. Such conditions would most likely demand significant overtime hours resulting in increased payroll expense.

      Effects of Oil Price Volatility

      The price of crude oil remains volatile. While this has not materially affected the Company's performance in the past (e.g., as a retailer, the Company has been able to add an increasing gross margin onto its wholesale costs, whatever their level, to offset the impact of inflation, account attrition and weather), there can be no assurance that such performance will continue.

      Petroleum Supply

      One  major  supplier   provides  the  Company  with  its  propane  product
requirements. Three major suppliers provide the Company with its gasoline requirements. Approximately 20% of such requirements are met by Gulf Oil pursuant to an agreement with the Company. All of the fuel oil and diesel fuel product requirements of the Company's customers are met by ATI. Upon the issuance of its diesel motor fuel license from New York State, HQ Propane will assume ATI's role in procuring the Company's petroleum product requirements. See "Certain Relationships and Related Party Transactions" and "Business--Certain Licenses Relating to the Company's Business."

      Management believes that if the Company's supply of any of the foregoing products was interrupted, the Company would be able to secure adequate supplies from other sources without a material disruption in its operations. However, there can be no assurance that adequate supplies of such petroleum products will be readily available in the future.

Expansion

      The industries in which the Company's petroleum products division compete are highly fragmented and characterized by numerous local and national fuel oil, gasoline, diesel fuel and propane distributors. The Company intends to expand its operating divisions through acquisitions and aggressive sales and marketing efforts to generate new accounts and increase consumer awareness of the Company's products and quality.

      The Company's strategy is to grow through the acquisition and integration of additional distributors in existing and new markets. The Company believes that many of the proprietors of businesses competitive with the Company's operating divisions are of retirement age and may be receptive to selling their operations. Another potential source of acquisitions are companies that are owned by individual entrepreneurs who find expansion within the petroleum products industry difficult, either operationally or financially, or who have other investment opportunities.

      More specifically, HQ Propane intends to acquire two types of distributors. The first type are relatively small distributors which management believes could be easily integrated into the Company's operations. Management believes that such distributors could result in significant economies of scale through the centralization of purchasing, marketing, credit, data processing and other administrative functions of the acquired distributor. The second type consists of larger, stand-alone businesses which could not be integrated, but would, in all probability, be in new markets. The Company expects that acquisitions of these businesses would provide not only attractive investment returns, but also provide hubs for future expansion.

      The Company also intends to expand HQ Gasoline by pursuing the acquisition of single unit and chains of retail service stations. Such acquisitions would provide deeper market penetration in the Company's existing marketing area, and provide expansion into new marketing areas. Besides the benefits derived from the economies of scale, the Company would expect to achieve greater buying power for its petroleum products purchases, and possibly assume additional distributorships with various major oil companies.

Competition

      The Company's business is highly competitive. In addition to competition from alternative energy sources, HQ Propane competes with propane distributors offering a broad range of services and prices, from full service distributors similar to HQ Propane, to those offering delivery only. Competition with other companies in the propane industry is based primarily on customer service and price. Longstanding customer relationships are typical in the retail propane industry. Many companies in the industry, including HQ Propane, deliver propane to their customers based upon weather conditions and historical consumption patterns without the customers having to make an affirmative purchase decision each time propane is needed. In addition, most companies, including HQ Propane, provide propane equipment repair service on a 24 hour a day basis, which tends to build customer loyalty. As a result, HQ Propane may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other propane distributors. As of the date of this report, fuel oil and propane are less expensive sources of energy than electricity. Natural gas, which is currently less expensive than propane, is not readily available in upper Westchester and Putnam counties where all of the Company's propane operations are conducted. Accordingly, the Company believes that an insignificant number of its customers will switch from fuel oil or propane to alternative energy sources at this time.

      HQ Gasoline's business operations are sensitive to price and brand competition. In order to compete with branded competitors who benefit from name recognition and customer loyalty, the "ATI" branded service stations may maintain a lower price than these competitors. The "Gulf" branded stations are not as sensitive to price and, therefore, typically maintain a price consistent with other brand name competitors.

Certain Licenses Relating to the Company's Business

      HQ Propane's principal terminal facility is currently being operated by ATI pending the approval of HQ Propane's application with the State of New York for a terminal operator's and diesel motor fuel license and the application of White Plains Fuel, Inc. for its diesel motor fuel license. On October 6, 1995, New York State requested HQ Propane and White Plains Fuel to post certain bonds as a prerequisite to obtaining the foregoing licenses. On October 25, 1995, these bonds were obtained by the Company and the State approved the same.
Management believed at the time that the Company had thereby completed substantially all steps necessary to receiving such licenses. However, these licenses have not as of yet been granted, though the State has discussed with management the possibility of approving applications for certain (but not all) of such licenses (i.e., HQ Propane's terminal operator's license and its diesel motor fuel license) pending the completion of the licensing process with respect to the balance of the licenses. There can be no assurance about the prospect of obtaining the approval of such licenses. The $.0025 per gallon fee charged by ATI for these services would be eliminated simultaneously with the issuance of HQ Propane's terminal operator's license and its diesel motor fuel license. See "Certain Relationships and Related Transactions."

      On June 10, 1997, ATI, the former parent of the Company's operating subsidiaries and divisions (ATI is wholly-owned by Claire E. Tarricone, Anthony
J. Tarricone and Joseph A. Tarricone, directors of the Company and its executive officers), filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). The Company's principal terminal facility is currently being operated by ATI pending the approval of the Company's application with the State of New York for a terminal operator's and diesel motor fuel license. There can be no assurance about the prospect of obtaining the approval of such licenses. The Company has been advised by counsel that pending the conclusion of ATI's bankruptcy proceeding, ATI will continue to maintain such licenses and will be able to continue operating the Company's terminal and diesel motor fuel businesses.

Environmental/Governmental Regulation

      The Company's operating divisions are subject to various governmental regulations. New regulations regarding underground storage tanks ("UST's"), including those at service stations, have been issued by the United States Environmental Protection Agency (the "EPA"). The regulations cover the design, construction and installation of new UST systems, and require that existing systems meet certain EPA standards. The regulations require that owner/operators of UST systems demonstrate financial responsibility for the cleanup of spills or releases and/or compensate third parties for any resulting damages. The Company has recently upgraded its HQ Terminal Facility and its other storage facilities to conform with applicable law, and the Company has an ongoing program for maintenance, testing, retrofitting, or replacement of UST's. In addition, the Company maintains pollution liability coverage on 13 of the 22 gasoline stations presently leased by the Company. (Three of the 25 stations operated by the Company are supply contracts only, and therefore management does not believe that the Company would be subject to any environmental exposure). In addition, 8 stations are leased to a third party distributor which, under the terms of said lease, is responsible for any environmental liability as of January 1, 1997. The Alexander Street Terminal is also insured under a separate pollution legal liability policy.

      The Company believes that its operating divisions are in compliance in all material respects with all applicable regulatory requirements and have all governmental licenses and permits (other than those described above in "Description of Business--Certain Licenses Relating to the Company's Business") required for their business operations. Management knows of no pending or threatened proceedings or investigations under federal or state environmental laws which would have a material adverse effect on the Company's business. Management cannot predict the impact on the Company and its operating divisions of new governmental regulations and requirements.

      The Company will have to invest an estimated minimum of $325,000 by December, 1998 in order to meet EPA and State regulations for underground storage tanks.

Employees

      As of August 1, 1998, the Company had a total of 28 employees, of which 18 are office, clerical and customer service personnel, 4 were drivers, 3 were mechanics, and 3 were executive officers of the Company. All of the Company's employees are full time and one is seasonally employed. Seven employees are represented by the International Brotherhood of Teamsters and Chauffeurs Union, Local 456 under a contract which expires on December 31, 2001. Management believes that its relations with both its union and nonunion employees are satisfactory.

                        DESCRIPTION OF PROPERTY

      The Company's principal place of business is located at 33 Hubbells Drive, Mount Kisco, New York, where HQ Propane owns a block and brick building of approximately 6,000 square feet situated on 1.03 acres.

      The Company also owns the following facilities:

      1. The HQ Terminal facility located in Yonkers, New York, which facility is situated on 5.95 acres of land, with approximately 2.44 acres above water and 3.51 acres are underwater. Four block and brick buildings of 3,000 square feet, 234 square feet, 225 square feet and 450 square feet, respectively are situated on the property. The terminal also has 11 storage tanks with capacities ranging from 140,000 to 1,000,000 gallons, and an aggregate capacity of 5,083,000 gallons; a 300 foot dock; three gasoline racks; five oil racks; and two diesel fuel racks.

      2. A terminal facility located in Haverstraw, New York, which facility is situated on 1.30 acres of land. The property houses one building of 2,432 square feet. The terminal also has 14 storage tanks with capacities ranging from 15,652 gallons to 508,000 gallons, and an aggregate capacity of 2,509,545 gallons; and one loading rack.

      3. A gasoline station facility in Hartsdale, New York which facility is situated on 16,700 square feet of land. The property houses a one story concrete building of 1,827 square feet with three bays and office. The station is also improved with two islands, each with two pumps.

      As of August 1, 1998, the Company leased the following stations from ATI (See "Certain Relationships and Related Transactions"):

           Station Name and Number  Address

      1.        Elmsford ATI #203       153-162 E. Main Street
                                        Elmsford, NY  10523

      2.        Wingdale ATI            #405 Route 22-Box 684
                                        Wingdale, NY  12594

      3.        Salt Point #414         Route 44 & 82
                                        Salt Point, NY  12578

      4.        Congers ATI #112        21 South Route 303
                                        Congers, NY  10920

      5.        Mt. Vernon Lincoln      25 W. Lincoln Avenue
                  Ave. #205             Mt. Vernon, NY  10550

      6.        Lakeside P.P. #219      6 N. Lakeside Blvd.
                                        Mahopac, NY  10541

      7.        Raceway  ATI #221       535 Central Park Avenue
                                        Yonkers, NY  10704

      8.        West Hurley #315        1150 Route 28
                                        Kingston, NY  12461

      9.        Pine Plains #411        Route 199
                                        Pine Plains, NY  12540

      Five of the above leases expire on August 31, 1998, two expire on August 31, 2018, and the other two expire on November 28, 2006 with an option for an additional ten year term expiring on November 28, 2016. The aggregate annual rental amount under these leases is $195,976 for the fiscal year ending August 31, 1996, $187,272 for the fiscal year ending August 31, 1997, and $213,633 for the fiscal year ending August 31, 1998. For the four leases expiring on August 31, 2018 or November 28, 2006, as the case may be, the aggregate rental amount will range from $89,150 in the fiscal year ending August 31, 1999 to $88,800 in the fiscal year ending August 31, 2018.


                           LEGAL PROCEEDINGS

      In January 1994, HQ Propane was served with a complaint dated January 5, 1994 relating to an action entitled RAP Holding Corp. v. Halstead Quinn Fuel Co., Inc. and A. Tarricone, Inc. in the Supreme Court of New York, County of Westchester. The plaintiff is the owner of property in Westchester County, New York which was leased by HQ Propane from June 1, 1979 to May 31, 1989. The complaint alleges that, during the term of the lease, the Company discharged petroleum products onto the property and seeks $106,173 damages for the costs of clean up and removal of the contaminated soil and an additional $300,000 for diminution of value. The Company has retained outside counsel and is vigorously defending itself in this lawsuit. As of August 1, 1998, there has been no further action in this case.

      On June 10, 1997, ATI, the former parent of the Company's operating subsidiaries and divisions (ATI is wholly-owned by Claire E. Tarricone, Anthony
J. Tarricone and Joseph A. Tarricone, directors of the Company and its executive officers), filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under a receivable from ATI in the amount of $3,877,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. Tarricone, Inc., 97B21488." The Company has determined that its asserted pre-petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. If it were ultimately determined by the court that the Company's status in the proceeding is that of an unsecured creditor, the Company's legal basis for recovery would be materially, adversely affected. The Company is pursuing all appropriate avenues to protect its interests in this regard. However, there can be no assurance that the indebtedness and the liens asserted by the Company in this proceeding will be recognized or given full effect, that the same will not be challenged, modified or reduced, that all or any portion of such indebtedness will be repaid to the Company or that the Company will otherwise be successful in protecting its interests. In this regard, management has elected to write-off, and has taken as a charge against earnings as a bad debt expense, in the fourth quarter of fiscal 1997, the entire amount of the receivable due from ATI at June 10, 1997, i.e., $3,877,563.
Additionally,   all  executory   contracts  between  ATI  and  the  Company  are
susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company) during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code. The occurrence of any such circumstances may have a material adverse effect on the Company.

      The Company is not a party to any other material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business.

                                   MANAGEMENT

      The directors and executive officers of the Company as of August 1, 1998, are as follows:

Name                     Age       Position with the Company
----                     ---       -------------------------

Claire E. Tarricone      41        President and Director

Anthony J. Tarricone     36        Vice President, Secretary and Director

Joseph A. Tarricone      35        Vice President, Treasurer and Director

Edwin Goldwasser         65        Director

Joseph Gatti             68        Director

      The following is a brief description of the professional experience and background of the directors and executive officers of the Company:

     Claire E. Tarricone has been the President and a Director of the Company since July 27, 1993. Ms. Tarricone has also served as the President and a Director of HQ Propane and Rockland Fuel since 1992. In June 1995 Ms. Tarricone also became Director of White Plains Fuel, Inc. From 1991 until 1992, Ms. Tarricone served as Vice President/General Manager of HQ Propane in charge of its operating divisions. Ms. Tarricone has been President of Dino since the acquisition of Dino by HQ Propane in September 1996. Ms. Tarricone has been President and Director of ATI since November 1992, and Vice President for at least three years prior thereto.

      Anthony J. Tarricone has been Vice President, Secretary and a Director of the Company since July 27, 1993. Mr. Tarricone has been Vice President, Secretary and a Director of HQ Propane and Rockland Fuel since 1992. Mr.
Tarricone has been a Vice President of Dino and its Secretary since the acquisition of Dino by HQ Propane in September 1996. From 1991 until the present, Mr. Tarricone has served as ATI's gasoline division manager and has served in similar capacity with HQ Gasoline since September 1993.

      Joseph A. Tarricone has been Vice President, Treasurer and a Director of the Company since July 27, 1993. Mr. Tarricone has been Vice President, Treasurer and a Director of HQ Propane and Rockland Fuel since November 1992. From 1990 until 1992, Mr. Tarricone was sales manager for HQ Propane and ATI, responsible for the development of commercial gasoline and diesel fuel sales for HQ Terminal and ATI. Mr. Tarricone has been a Vice President of Dino and its Treasurer since the acquisition of Dino by HQ Propane in September 1996. From 1988 to 1993, Mr. Tarricone served as President of Energy Technology Services, Inc., an energy use and planning consulting firm.

      Edwin Goldwasser has been a Director of the Company since July 27, 1993. From April 1992 to the present, Mr. Goldwasser has served as a consultant to the Company. For at least the five years prior to that, Mr. Goldwasser served as Vice President of Administration and Finance in charge of all financial, accounting and legal affairs for ATI.

      Joseph Gatti has been a Director of the Company since February 1998. He has been Managing Director - Corporate Finance at Spencer Trask Securities Incorporated since May 1996. He was a Vice President - Corporate Finance at Robert Todd Securities from January 1994 to December 1994 and a Vice President - Corporate Finance at Reich & Company from April 1990 through December 1993.

      The Board of Directors has established an Audit Committee. The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's annual operating results, considers the adequacy of the internal accounting procedures of the Company, and considers the effect of such procedures on the accountants' independence. The Audit Committee consists of Joseph A.
Tarricone, Edwin Goldwasser and Joseph Gatti.

      Claire Tarricone, Anthony Tarricone and Joseph Tarricone are siblings.

      All Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers of the Company are appointed annually by the Board of Directors.

      The directors and executive officers of the Company and the owners of more than ten percent (10%) of the Company's outstanding Common Stock are required to file reports with the Securities and Exchange Commission and with the National Association of Securities Dealers, Inc. reporting changes in the number of shares of the Company's Common Stock beneficially owned by them. Such persons are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during fiscal 1996 and 1997, except that each of Claire Tarricone, Anthony Tarricone and Joseph Tarricone filed one report after the applicable filing deadline.

                         EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information for each of the Company's fiscal years ended August 31, 1997, 1996 and 1995 concerning compensation of (i) all individuals serving as the Company's Chief Executive Officer during the fiscal year ended August 31, 1997 and (ii) each other executive officer of the Company whose total annual salary and bonus equaled or exceeded $100,000 in the fiscal year ended August 31, 1997 or either of the two previous fiscal years (to the extent that such person was the Chief Executive Officer and/or an executive officer, as the case may be, during any part of such fiscal year).

                                                               Long-Term
                            Annual Compensation           Compensation Awards
                                                       Restricted    Securities
                                                       Stock         Underlying
Name and Principal                                     Awards($)     Options (#)
Position(1)          Year  Salary($) Bonus  Other(2)


Claire E. Tarricone  1997  $54,600   ------ $ 9,297    ------         420,000(3)
President            1996  $54,600   ------ $15,034    ------         100,000(3)
                     1995  $54,600   ------ $ 6,931    ------          ------

-----------------------------

(1)The Company does not have any executive officers whose compensation exceeded $100,000 during the applicable fiscal periods.

(2)Represents amounts payable under Ms. Tarricone's employment agreement with the Company for certain insurance premiums and for taxes resulting from such additional compensation.

(3)Reflects the grant of options under the Company's 1996 Stock Incentive Plan, which options are not intended to qualify as "incentive stock options" under
   Section 422 of the United States Internal Revenue Code of 1986, as amended, and which options were exercisable for a price of $4.50 per share of the Company's Common Stock, par value $.001 per share. The 100,000 options were canceled on November 14, 1996 in favor of the grant of 400,000 new options to Ms. Tarricone, which options (a) were not granted under the aforesaid plan,
   (b) are not intended to qualify as "incentive stock options" under Section 422 of the United States Internal Revenue Code of 1986, as amended, and (c) are exercisable for a price of $.3125 per share of the Company's common stock, par value $.001 per share. In August 1997, Ms. Tarricone was granted 20,000 options under the Plan with an exercise price of $0.63 per share, and in July 1998, Ms. Tarricone was granted 30,000 options outside of the Plan with an exercise price of $0.53 per share.

Compensation of Directors

      Directors of the Company are not compensated for their services, although the Company reimburses directors for their expenses of attending meetings of the board of directors.

Stock Incentive Plan

The Company has adopted its 1996 Stock Incentive Plan (the "Plan") on January 10, 1996. The Plan gives the Company the flexibility to enable it to obtain and retain the continued services of the personnel necessary for its growth and development. The Plan provides, among other things, for the granting of options to acquire up to 650,000 shares of the Company's Common Stock. Such options may qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or as non-qualified options.

      The Company does not presently maintain any other stock option or other stock or long-term compensatory plans for its employees.

Employment Agreements, Termination of Employment, and Change in Control Arrangements

      The Company has entered into five year Employment Agreements with each of Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone. The Employment Agreements automatically extend for an additional one year at the end of each year of the term unless either party notifies the other of his, her or its election not to so further extend the term. The Employment Agreements which became effective on August 5, 1993, provide for annual salaries to such individuals of (i) $100,000, $75,000 and $75,000 in years one and two, respectively, (ii) $125,000, $100,000 and $100,000 in years three and four, respectively, (iii) $150,000, $125,000 and $125,000 in year five, respectively. Each of the Tarricones has waived her or his rights (as the case may be) to any unpaid annual salary attributable to the fiscal years ending August 31, 1994, August 31, 1995, August 31, 1996, August 31, 1997 and August 31, 1998. After the fifth year the Employment Agreements provide that the base salary of such individuals will increase by an amount equal to the greater of 15% or the annual percentage increase if any, in the Consumer Price Index distributed by the United States Department of Labor. Under such Employment Agreements, each of the Tarricones must devote substantially all of his or her time to the Company; provided, however, that such person is entitled to be engaged as an employee by ATI. Each Employment Agreement is terminable by the Company on 60 days notice for "cause" or if any of the Tarricones have become so incapacitated that they are unable to resume, within the ensuing 540 days, their respective employment with the Company by reasons of physical or mental illness or injury, or if any shall not have substantially performed their duties for 540 consecutive days by reason of any such physical or mental illness.

      Each of the Tarricones will be entitled to terminate his or her employment and receive a severance payment equal to 2.99 times his or her base salary at the time of termination upon (i) the acquisition of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities in a transaction to which any of the Tarricone's does not consent, (ii) the future disposition by the Company of all or substantially all of its business and/or assets in a transaction to which any of the Tarricone's does not consent, (iii) the occurrence of any circumstance which, in the reasonable judgment of any of the Tarricone's has the effect of significantly reducing their duties or authority, (iv) the breach by the Company of its material obligations under the Employment Agreement or (v) the termination of the Employment Agreement by the Company for any reason other than for cause or by mutual agreement of the Company and any of the Tarricones. Additionally, upon termination, each of the Tarricones would receive (a) the estimated amount which would have been payable to each pursuant to any bonus pool established by the Company for the fiscal year during which such termination occurred; (b) health, accident, life and disability insurance for the longer of one (1) year or the balance of the Employment Agreement; and (c) immediate rights to exercise any stock options granted, regardless of whether such options were exercisable at the time of termination.

      Each of the Employment Agreements contains a covenant not to compete with the Company or solicit its customers or employees for a period of one (1) year after the employment of any of the Tarricones is terminated, provided that such person is entitled to be engaged as an employee by ATI.

Indemnification of Directors and Officers/Liability of Directors and Officers

      Under the Nevada General Corporation Law, as amended, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

      The Company is obligated under its Articles of Incorporation to indemnify any of its present or former directors who served at the Company's request as a director, officer or member of another organization against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation if such director acted in good faith or in a manner such director reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, if such director had no reason to believe his or her conduct was unlawful. However with respect to any action by or in the right of the Company, the Articles of Incorporation prohibit indemnification in respect of any claim, issue or matter as to which such director is adjudged liable for negligence or misconduct in the performance is his or her duties to the Company, unless otherwise ordered by the relevant court. The Company's Articles of Incorporation also permit it to indemnify other persons except against gross negligence or willful misconduct.

      The Company is obligated under its bylaws to indemnify its directors, officers and other persons who have acted as a representatives of the Company at its request to the fullest extent permitted by applicable law as in effect from time to time, except for costs, expenses or payments in relation to any matter as to which such officer, director or representative is finally adjudged derelict in the performance of his or her duties, unless the Company has received an opinion from independent counsel that such person was not so derelict.

      In addition, pursuant to indemnification agreements that the Company has entered into with each of its directors, the Company is obligated to indemnify its directors to the fullest extent permitted by applicable corporate law and its Articles of Incorporation. The indemnification agreements also provide that, upon the request of a director and provided that director undertakes to repay amounts that turn out not to be reimbursable, that director is entitled to reimbursement of litigation expenses in advance of the final disposition of the legal proceeding.

      The Nevada General Corporation Law, as amended, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its stockholders. The Company's Articles of Incorporation limit director liability to the maximum extent permitted by the Nevada General Corporation Law, which presently permits limitation of director liability except (i) for a director's acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and (ii) for a director's willful or grossly negligent violation of a Nevada statutory provision that imposes personal liability on directors for improper distributions to stockholders. As a result of the inclusion in the Company's Articles of Incorporation of this provision, the Company's stockholders may be unable to recover monetary damages against directors as a result of their breach of their fiduciary duty to the Company and its stockholders. This provision does not, however, affect the availability of equitable remedies, such as injunctions or rescission based upon a breach of fiduciary duty by a director.

      The Company currently maintains liability insurance in the amount of $1,000,000 for the benefit of its officers and directors.

      The foregoing indemnification obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act. Insofar as the Company may otherwise be permitted to indemnify its directors, officers and controlling persons against liabilities arising under the Securities Act or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 7, 1992, ATI distributed all of the capital stock of HQ Propane to its sole stockholders, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone. Simultaneously with the distribution, ATI transferred the assets of the HQ Terminal division and all of the outstanding capital stock of Rockland to HQ Propane in partial satisfaction of ATI's indebtedness to HQ Propane of $4,200,000 previously incurred by ATI in order to provide certain capital improvements and additional working capital. The appraised fair market value of the assets transferred by ATI to HQ Propane was $2,200,000. However, the transaction was recorded at ATI's book value.

      ATI's indebtedness to the Company is evidenced by a 6% Promissory Note, dated August 31, 1993, with accrued interest and principal due on August 31, 1998 (the "ATI Note"), the balance of which aggregated $3,877,563 on August 31, 1997 (see immediately succeeding paragraph). On February 28, 1995 and July 31, 1995, ATI granted/transferred 8 station leaseholds and 1 fee property having an appraised fair market value of $5,760,000 and 2 station leaseholds and 2 twenty year station leasehold extensions for $985,000 respectively as partial satisfaction of the ATI Note. The fee property was granted/transferred to the Company subject to two mortgages payable in the amounts of $140,999 and $496,177. A former director of one of the entities holding a mortgage, Don
Guarnieri, was formerly a director of the Company. On November 30, 1995 and March 22, 1996, ATI granted/transferred 2 station leaseholds having an appraised fair market value of $1,365,000 in partial satisfaction of the ATI Note. On November 29, 1996 and February 28, 1997, ATI granted/transferred 4 additional station leaseholds having an appraised fair market value of $690,000 in partial satisfaction of the ATI Note. See "Risk Factors--ATI Bankruptcy."

      On June 10, 1997, ATI, the former parent of the Company's operating subsidiaries and divisions (ATI is wholly-owned by Claire E. Tarricone, Anthony
J. Tarricone and Joseph A. Tarricone, directors of the Company and its executive officers), filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under a receivable from ATI in the amount of $3,877,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. Tarricone, Inc., 97B21488." The Company has determined that its asserted pre-petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. See "Litigation." Additionally, all executory contracts between ATI and the Company are susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company) during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code.

      In December 1992, HQ Propane entered into a management agreement with ATI pursuant to which ATI furnishes clerical, administrative, accounting, payroll and insurance services to HQ Propane. ATI receives a fee of $30,000 per month for its services. The management agreement expires on August 31, 1998. Further, HQ Propane entered into agreements with ATI under which it leased 21 of the service stations comprising its HQ Gasoline Division from ATI until August 31, 1998 and paid rent for the service stations in the approximate amount of $54,000 per month. Additionally, until March 5, 1996, the Company was paying to ATI a license fee of $.01 per gallon of gasoline and diesel fuel sold for the rights to use the "ATI" trademark (see the immediately succeeding paragraph). The Company currently leases 9 service stations from ATI at a reduced rent payment in the approximate amount of $19,000 per month.

      On March 5, 1996, the Company issued warrants to purchase 297,125 shares of the Company's Common Stock to ATI in exchange for the Company's exclusive right to use the "ATI" trademark. The exercise price of the warrants is equal to the lessor of $4.30 per share or a 40% discount to the average closing bid price on the date of exercise. The average closing bid price is calculated based on the average of the closing bid prices of the Company's Common Stock as reported by the NASDAQ SmallCap stock market for the five trading days immediately preceding the date of the exercise of the warrant. The warrants provide that 59,425 were immediately vested on March 5, 1996, an additional 59,425 vested on March 5, 1997, an additional 59,425 vested on March 5, 1998 and the balance become vested in two equal annual installments. The market price at issuance was $4.30 per share. In consideration of the issuance of such warrants, the Company is no longer required to pay the license fee of $.01 per gallon for gasoline station sales.

      HQ Propane cannot operate its principal terminal facility until such time as the pending applications for a terminal operator's license and diesel license from the State of New York have been approved. See "Description of Business--Certain Licenses Relating to the Company's Business." Accordingly, ATI has continued to operate the terminal facility on behalf of HQ Propane. Upon the issuance of such licenses, HQ Propane will assume operations of its facilities directly. ATI also supplies the Company's operating divisions with fuel oil and diesel fuel, and previously supplied the Company with gasoline, at ATI's cost plus one quarter of one cent ($.0025) per gallon purchased, which aggregated $51,112 during the fiscal year ended August 31, 1994; $42,494 during the fiscal year ended August 31, 1995; $38,671 during the fiscal year ended August 31, 1996; and $22,500 during the fiscal year ended August 31, 1997.

      The Company has outstanding certain promissory notes in the aggregate principal amount of $317,000 issued in connection with a private placement of 165,000 shares of Common Stock of the Company ("Bridge Notes"). Interest on the Bridge Notes is payable quarterly at a rate of 8% per annum, and payment of principal thereof was tied to the exercise of the Company's 1,600,000 Class A and 1,600,000 Class B Redeemable Warrants (the "Warrants") which were issued, and subsequently redeemed, by the Company. In light of the Company's redemption of its outstanding Warrants, it is unclear when its obligation to make principal payments on the outstanding Bridge Notes will come due. However, the Company acknowledges an obligation to make principal payments on the Bridge Notes and continues to maintain such obligation on its balance sheet. Don Guarnieri, a former Director of the Company, purchased one unit in connection with such private placement, which unit was comprised of a $25,000 promissory note from the Company and 8,250 shares of the Company's Common Stock.

      Claire, Anthony and Joseph Tarricone are also parties to a Buy/Sell Agreement pursuant to which, upon the death or disability of any of them, the non-deceased or non-disabled stockholders are required to purchase the shares of the Company owned by the deceased or disabled stockholder for a price equal to the fair market value of such shares. Each of the Tarricones holds a $3,000,000 insurance policy on the life of the others to partially fund the buyout of the shares upon death. In addition, the Tarricones have $1,000,000 of disability buyout insurance which will fund the buyout of such shares in the event of permanent disability. In the event that the proceeds of such insurance policies are insufficient to pay the full price for such shares, the balance of the purchase price for the shares will be paid over a ten year period.

      On August 30, 1996, Claire Tarricone loaned to the Company $80,000, with interest at 8% per annum, payable on demand at any time on or after September 1, 1998. At various times since then, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone, directly or indirectly, have loaned to the Company an aggregate of $597,253, with interest at 8% per annum, payable on demand at anytime on or after September 1, 1998.

      See "Executive Compensation--Employment Contracts, Termination of Employment and Change in Control Arrangements" for a description of the Employment Agreements between the Company and Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone.

      See "Executive Compensation--Indemnification of Directors and Officers" for a description of indemnification agreements between the Company and each of its executive officers.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

      The following table sets forth information regarding ownership of the Company's voting securities as of August 1, 1998 by (a) each person known by the Company to beneficially own more than five percent (5%) of any class of the Company's voting securities, (b) each director and executive officer of the Company and (c) all directors and officers of the Company as a group. Except as otherwise indicated, the named person has sole voting and investment power with respect to such person's shares.

Name and Address of                No. of Shares   Percentage of  General Voting
Beneficial Owner    Title of Class    Owned        Class Owned(1)   Power(2)

Claire E. Tarricone  Common Stock    831,609(3)       15.70%(3)     15.22%(3)
33 Hubbells Drive
Mt. Kisco, NY 10549

Anthony J. Tarricone Common Stock    931,608(4)       17.59%(4)     17.05%(4)
33 Hubbells Drive
Mt. Kisco, NY 10549

Joseph A. Tarricone  Common Stock    931,608(5)       17.59%(5)     17.05%(5)
33 Hubbells Drive
Mt. Kisco, NY 10549

Alan Cianflone       Series A         84,010          50.0%          1.63%
42 Virginia Lane     Cumulative
Thornwood, NY 10549  Convertible
                     Redeemable
                     Preferred Stock

Jack Troccoli        Series A         84,010          50.0%          1.63%
42 Virginia Lane     Cumulative
Thornwood, NY 10549  Convertible
                     Redeemable
                     Preferred Stock

Infinity Investors,
 Ltd.                Series B        560,126(6)        100.0%       37.71%(6)
27 Wellington Road   Cumulative
Cork, Ireland        Convertible
                     Redeemable
                     Preferred Stock

                     Common Stock  1,000,000(6)       16.48%


Laurence Hughes      Common Stock    450,000           8.46%(7)      8.20 %(7)
49 Mountain Road
Pleasantville, NY 10570

Edwin Goldwasser     Common Stock         -0-         (8)           (8)
7616 Mansfield Hollow
  Drive
Delray Beach, FL 33446

Joseph Gatti         Common Stock         -0-         (8)           (8)
535 Madison Avenue
New York, NY 10022

All Executive Officers and
Directors as a group (5 persons)   2,338,286          46.14%        44.66%
--------------------------

         (The notes to this table appear on the  following  page)

(1)Based upon 5,068,286 shares of Common Stock outstanding as of August 1, 1998.

(2)Based on 5,068,286 common and 168,020 Series A Cumulative Convertible Redeemable Preferred Shares outstanding as of August 1, 1998. Each of the 168,020 shares of Series A Cumulative Convertible Redeemable Preferred Stock is entitled to vote, together with the holders of the Company's Common stock, based upon the number of shares of Common Stock into which such shares are convertible.

(3)Includes 50,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options and 178,275 shares of Common Stock that may be purchased by ATI pursuant to certain warrants held by ATI and as to which Ms. Tarricone has an indirect beneficial interest through her ownership of one third of ATI. Ms. Tarricone disclaims beneficial ownership as to two-thirds of such 178,275 shares, which disclaimed amount correlates to the aggregate ownership percentage in ATI held by Anthony J. Tarricone and Joseph
   A. Tarricone.

(4)Includes 50,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options and 178,275 shares of Common Stock that may be purchased by ATI pursuant to certain warrants held by ATI and as to which Mr. Tarricone has an indirect beneficial interest through his ownership of one third of ATI. Mr. Tarricone disclaims beneficial ownership as to two-thirds of such 178,275 shares, which disclaimed amount correlates to the aggregate ownership percentage in ATI held by Anthony J. Tarricone and Claire
   E. Tarricone.

(5)Includes 50,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options and 178,275 shares of Common Stock that may be purchased by ATI pursuant to certain warrants held by ATI and as to which Mr. Tarricone has an indirect beneficial interest through his ownership of one third of ATI. Mr. Tarricone disclaims beneficial ownership as to two-thirds of such 178,275 shares, which disclaimed amount correlates to the aggregate ownership percentage in ATI held by Joseph A. Tarricone and Claire
   E. Tarricone.

(6)The Series B Cumulative Convertible Redeemable Preferred Stock is convertible into 2,170,488 shares of Common Stock. Additionally, Infinity has the right to acquire an additional 1,000,000 shares of Common Stock upon the exercise of options previously held by the Tarricones.

(7)Includes 250,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options.

(8)   Less than one percent.

                     -----------------------------

      As of July 16, 1998, 1,968,495 shares of Common Stock (approximately 38.8% of the outstanding Common Stock) were owned of record by Cede & Co., a nominee of the Depository Trust Company. The Company has been advised by each of the firms which Cede & Co. indicates own more than 5% of the Common Stock that, except as set forth above, as of the most recent practical date it did not hold more than 5% of the Company's outstanding voting securities for any single person or, to its knowledge, any group.

                          SELLING STOCKHOLDERS

      The following table sets forth the number of shares of Common Stock which may be offered for sale from time to time by the Selling Stockholders. The shares offered for sale constitute all of the shares of Common Stock known to the Company to be beneficially owned by the Selling Stockholders. None of the Selling Stockholders has or have any material relationship with the Company.

                Name of Selling        Fully-Diluted Number of Shares of
                Stockholder            Common Stock Offered

                Infinity Investors Ltd.     2,170,488
                D.H. Blair & Co., Inc.        100,000

                Sloan Securities               19,547
                Boulder Financial Group        50,000
                Richard Rozzi                 250,000

      Infinity Investors Ltd. has the right to acquire 2,170,488 of the shares of Common Stock offered by this prospectus on the conversion of the Company's Series B Preferred Stock, while the balance of the Shares have been, or will be (upon and assuming the exercise of certain warrants), acquired by the Other Holders upon the exercise of currently outstanding options and/or warrants. As of August 1, 1998 Infinity owned 560,126 shares of Series B Preferred Stock and options to purchase an additional 1,000,000 shares of Common Stock.

      The maximum aggregate number of shares of Common Stock into which the Series B Preferred Stock issued to Infinity is convertible and which Infinity may offer and sell pursuant to this prospectus is 2,170,488 Shares (the "Infinity Shares"), based on a conversion price of $2.00 per share.

      In accordance with Rule 416 under the Securities Act, the registration statement to which this Prospectus is a part also covers an indeterminate number of additional shares of Common Stock as may become issuable upon the conversion of the Series B Preferred Stock or exercise of the aforesaid warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in the conversion or exercise price as aforesaid. Because Infinity and/or the Other Holders may sell all or a portion of the shares of Common Stock offered hereby at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that Infinity or the Other Holders may retain upon completion of the offering. The number of shares offered hereby that may actually be sold by the Selling Stockholders will be determined by each Selling Stockholder and may depend upon a number of factors, including, among other things, the market price of the Common Stock.

      The Infinity Shares were subject to an Option Agreement dated September 24, 1997 between Infinity and Elizabeth R. Mandel which terminated without exercise on March 1, 1998. Infinity may have otherwise sold, transferred or disposed of all or a portion of the Infinity Shares since the date on which it provided the information regarding its ownership of the Infinity Shares in transactions exempt from the registration requirements of the Securities Act. Additional information concerning Selling Stockholders may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution."

      The Company has agreed to file the Registration Statement to which this Prospectus forms a part for the purpose of registering the potential resale of the shares offered hereby and to maintain the effectiveness of such Registration Statement until the Shares are sold and all steps have been taken to remove any legends or restrictions on transfer thereon or until the Shares have otherwise are available for resale pursuant to Rule 144(k) promulgated under the Securities Act, in each case, as contemplated by a certain Restructuring Agreement dated September 24, 1997 by and among the Company, Infinity, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone (the "Restructuring Agreement). In addition, the Company and Infinity agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) any alleged untrue statement of a material fact or
(2) any material omission contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. All of the registration and filing fees, printing expenses, blue sky fees, if any, fees and disbursements of counsel for the Company, and certain fees and disbursements of one counsel for Infinity will be paid by the Company; provided, however, that fees and disbursements of experts and counsel retained by Infinity and any underwriting discounts and selling commissions will be borne by Infinity. The Company has granted the Other Holders similar rights to those granted to Infinity (as referenced above) with respect to the balance of the Shares which are issuable upon the exercise of certain warrants.

      Except as specifically set forth herein, none of the Selling Shareholders have, and within the past three years has not had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

                            DESCRIPTION OF SECURITIES

General

      The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of August 1, 1998, 5,068,286 shares of Common Stock and 728,146 shares of Preferred Stock were outstanding, of which 168,020 shares are designated as Series A Preferred Stock and 560,126 are designated Series B Preferred Stock.

Common Stock

      Holders of Common Stock are entitled to one vote per share on each matter submitted to the stockholders. Holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the Company's Common Stock and voting Preferred Stock are able to elect all of the Company's directors. Holders of Common Stock share equally in dividends and distributions that may be declared by the Company's Board of Directors out of funds legally available for that purpose after dividends and distributions have been paid in full to the holders of any series of Preferred Stock that the Company's Board of Directors has determined shall have a preference in the payment of dividends and distributions. Upon liquidation or dissolution of the Company, holders of Common Stock will share equally in the assets of the Company remaining after the payment of the Company's debts and liabilities and of the liquidation preference of, and accrued dividends on, any series of Preferred Stock. The Common Stock is not convertible or redeemable and holders of Common Stock do not have subscription rights or preemptive rights. The shares of Common Stock currently outstanding are, and the shares to be sold in connection with this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

      The Company is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series. The Company's Board of Directors is authorized to designate one or more series of Preferred Stock and to determine the number of shares, price, preferences, rights and limitations of each series of Preferred Stock, without any action by the Company's stockholders. The issuance of Preferred Stock or the issuance of rights to acquire Preferred Stock, may have the effect of delaying or preventing a change in control of the Company or an unsolicited takeover bid.

     The board of directors has designated and issued Series A Preferred Stock and Series B Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

      The Series A Preferred Stock bears a cumulative cash dividend rate of $0.45 per annum, payable quarterly, commencing June 8, 1995, when, as and if declared by the board of directors of the Company. The Series A Preferred Stock became convertible after June 8, 1998 into shares of Common Stock at a conversion rate of one share of Common Stock for each share of Preferred Stock, subject to adjustment in certain events. The Series A Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time at a redemption price of $6.00 per share, plus accrued and unpaid dividends. Holders of Series A Preferred Stock may request to have their shares redeemed by the Company at $6.00 per share at any time commencing on June 8, 2000 and ending June 7, 2004. The Company is not required to redeem from any holder during any twelve (12) month period a number of shares of Series A Preferred Stock greater than twenty percent (20%) of the shares of Series A Preferred Stock then held by the applicable holder, nor is the Company required to redeem shares of Series A Preferred Stock from any holder more than once during any twelve (12) month period. Each share of Series A Preferred Stock entitles its holder to a number of votes equal to the number of shares of Common Stock (including fractional shares) that such share would be converted into, if it were so converted, as of the close of business on the day immediately prior to the date of such vote, and with respect to such votes, a holder of shares of Series A Preferred Stock has full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, is entitled to a notice of any stockholders' meeting in accordance with the By-laws of the Company, and is entitled to vote with holders of Common Stock together as a single class.

      The Series B Preferred Stock bears a cumulative cash dividend at a rate of 12% per annum on a stated value of $7.75 per share, payable quarterly after payment of dividends on the Series A Preferred Stock; provided, however that if such dividends are not paid in cash, to the extent permitted by law, dividend payments shall be made, in the sole discretion of the Board of Directors, in additional shares of Common Stock. The Series B Preferred Stock is convertible into Common Stock based on the stated value plus accrued and unpaid dividends at a conversion price of $2.00 per share of Common Stock, subject to adjustment in certain events. The Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time at a redemption price equal to 129% of the stated value per share, plus accrued and unpaid dividends, subject to adjustment. Except as required by applicable law, shares of Series B Preferred Stock do not entitle the holder to any voting rights, but such holder is entitled to notice of any stockholder meetings in accordance with the by-laws of the Company.

Warrants and Options

      As of August 1, 1998, the Company has issued warrants and options to purchase up to an aggregate of 2,216,125 shares of Common Stock.

      The following table sets forth the outstanding options and warrants of the Company as of August 1, 1998:

                 Amount      Term     Issue Date    Exercise Price ($)
               297,125       5 yrs.     03/05/96    40% of market
                10,000       5 yrs.     11/04/96      .3125
                19,547       5 yrs.     11/05/96      .7670
             1,200,000       5 yrs.     11/14/96      .3125
               225,000       5 yrs.     01/10/97      .3125
                90,000       5 yrs.     02/18/97      .3125
               209,000       5 yrs.     08/12/97      .6300
               170,000       5 yrs.     7/31/98       .5300


      All of the foregoing warrants and options have been issued pursuant to agreements that contain anti-dilutive provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the warrants or options should any one or more of certain specified events occur.

Anti-Takeover Provisions

      The Company's by-laws provide that directors may not be removed without cause, which limits the ability of stockholders to effect a change in control of the Company.

      Sections 78.378 through 78.3793 of the Nevada General Corporation Law may affect attempts to acquire control of the Company. In general under those sections, an entity that acquires "control shares" of an "issuing corporation" may vote the control shares only if approved by the holders of a majority of the voting power of the issuing corporation, excluding (i) the acquirer of the control shares, (ii) officers of the issuing corporation and (iii) those directors of the issuing corporation who are also employees of the issuing corporation. An issuing corporation is a corporation that is organized in Nevada, does business in Nevada, directly or through a subsidiary, and has at least 200 stockholders, at least 100 of whom are Nevada residents. Control shares are shares that when added to shares already owned by an entity, would give that entity voting power in the election of directors of any of three thresholds: one-fifth, one-third and a majority. The effect of these sections is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested stockholders. An issuing corporation may exclude itself from the coverage of these sections by inserting a provision to that effect in its articles of incorporation or by-laws on or before the tenth day after the relevant acquisition is made.

      Sections 78.411 through 78.444 of the Nevada General Corporation Law may also affect attempts to acquire control of the Company. In general those sections restrict "business combinations" (defined to include, among other transactions, mergers, disposition of assets or shares and recapitalizations) between a Nevada corporation having at least 200 stockholders and an "interested stockholder" (defined as a stockholder who is the beneficial owner of 10% or more of the voting power of the covered corporation's outstanding securities). If occurring within three years from when a stockholder becomes an interested stockholder, a business combination between that corporation and that interested stockholder may be consummated only if either the business combination or the purchase of shares that caused that stockholder to become an interested stockholder has been approved by the board of directors of that corporation prior to the date of such purchase. If occurring after three years from when that stockholder becomes an interested stockholder, a business combination between that corporation and that interested stockholder may be consummated only if certain statutory requirements concerning the compensation to be received by that corporation's stockholders are satisfied or if the business combination is made in accordance with that corporation's articles of incorporation and either
(i) the business combination or the purchase of shares that caused that stockholder to become an interested stockholder has been approved by that corporation's board of directors prior to the date of such purchase or (ii) the business combination has been approved by the vote of holders of stock representing a majority of the voting power not beneficially owned by the interested stockholder at a meeting called for that purpose not earlier than three years after the date of the purchase of shares that caused that stockholder to become an interested stockholder. A corporation may elect in its original articles of incorporation not to be subject to these sections or the stockholders representing a majority of the voting power not beneficially owned by the interested stockholder may adopt an amendment to the corporation's articles of incorporation to make that election, but the amendment will take effect 18 months after the stockholder vote and will not apply to any combination with an interested stockholder who was such on the effective date of the amendment. The Company has not made such an election.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is Interwest Transfer Company whose address is P.O. Box 17136, Salt Lake City, Utah 84117.

        MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The Company's Common Stock is listed on The Nasdaq SmallCap Stock Market under the symbol "HSNR". The following table sets forth the range of high and low bid prices for the Company's Common Stock from September 1, 1995 through May 31, 1998, as reported by NASDAQ, which bid prices reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                     Bid Prices

                                    High       Low
         Fiscal 1996
         First Quarter            $6-19/32   $5
         Second Quarter            6-31/64    4 5/16
         Third Quarter             7          4 5/16
         Fourth Quarter            6-13/32    1 5/32

         Fiscal 1997
         First Quarter             1-5/16       3/64
         Second Quarter              9/16       5/64
         Third Quarter             1-5/64       9/32
         Fourth Quarter            1            5/16

         Fiscal 1998
         First Quarter             2-1/16     2-9/32
         Second Quarter            1-13/16      1/2
         Third Quarter             1-1/16       7/16

      As of July 16, 1998, there were 170 holders of record of the Company's Common Stock. However, those shares being held at various clearing houses, including the Depository Trust Company and Cede & Company, have not been broken down. Accordingly, the Company believes there are numerous beneficial owners of the Company's Common Stock whose shares are held in "street name", including the Depository Trust Company and Cede & Company.

      The Company does not currently pay dividends on its Common Stock. It is management's intention not to declare or pay dividends on the Company's Common Stock, but to retain earnings, if any, for the operation and expansion of the Company's business. In any event, until such time as all accrued dividends on the Company's Series A Preferred Stock and Series B Preferred Stock have been paid, the Company is restricted, pursuant to the instruments/documents authorizing the issuance of such preferred stock, from paying any dividends on its Common Stock. Any dividends that may be declared in the future will be determined by the Board of Directors based on the Company's financial condition, results of operations, market conditions and other factors that the Board deems relevant.

                          PLAN OF DISTRIBUTION

      Sales of the Shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the NASDAQ SmallCap Stock Market, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

      In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus.

      The Selling Stockholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

      Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

      Information as to whether underwriters who may be selected by the Selling Stockholders, or any other broker-dealers, is acting as principal or agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the Selling Stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

      The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

      It is anticipated that the Selling Stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                             LEGAL MATTERS

      Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Piper & Marbury L.L.P., New York, New York.

                                EXPERTS

     The financial statements of the Company as of August 31, 1997 and for the year then ended, included in this prospectus and elsewhere in the registration statement, have been audited by Mahoney Cohen & Company, CPA, P.C., certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      The audited financial statements of the Company for the year ended August 31, 1996, included in this prospectus and elsewhere in the registration statement, have been audited by Goldman and Murphy, LLP independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in, or incorporated by reference in, this prospectus, in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, Infinity, the Other Holders, or any selling agent. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or incorporated by reference herein or in the affairs of the Company since the date hereof.

               INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                       PAGE(S)

      Consolidated Balance Sheet as of May 31, 1998 (unaudited)...    F-2

      Consolidated Statements of Operations for the nine months
      ended May 31, 1998 and 1997 (unaudited).....................    F-4

      Consolidated Statements of Stockholder's Equity for
      the nine months ended May 31, 1998 (unaudited)..............    F-5

      Consolidated  Statements  of Cash Flows for the nine months
      ended May 31, 1998 and 1997 (unaudited).....................    F-6

      Notes to the Consolidated Financial Statements..............    F-8

      Independent Auditors' Reports...............................    F-9

      Consolidated Balance Sheet as of August 31, 1997 ...........    F-11

      Consolidated Statements of Operations for
      the years ended August 31, 1997 and 1996....................    F-13

      Consolidated Statements of Stockholders'
      Equity for the years ended August 31, 1997 and 1996.........    F-14

      Consolidated Statements of Cash Flows for
      the years ended August 31, 1997 and 1996....................    F-16

      Notes to the Consolidated Financial Statements..............    F-18

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                  May 31, 1998
                                   (Unaudited)

                                   A S S E T S


CURRENT ASSETS

   Cash...................................             $ 31,136
   Accounts Receivable - Trade, Net of  Allowance
     for Doubtful Accounts of $110,000....            1,118,348
   Inventories............................              213,437
   Note Receivable........................              251,046
   Note Receivable - Related  Party.......              402,897
   Income Tax  Receivable.................              241,000
   Prepaid Expenses and Other Current Assets            426,182
                                                     ----------

     TOTAL CURRENT ASSETS.................            2,684,046

PROPERTY PLANT AND EQUIPMENT - NET

   Land...................................              944,500
   Property Plant and Equipment...........           10,801,042

     PROPERTY PLANT AND EQUIPMENT, NET....           11,745,542

OTHER ASSETS

   Deferred Tax Asset.....................              337,000
   Intangible Assets - Net................            1,578,350

   TOTAL OTHER ASSETS.....................            1,915,350

   TOTAL ASSETS...........................          $16,344,938
                                                    ===========

      See selected notes to the consolidated financial statements.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (CONTINUED)

                                            May 31, 1998
                                              (Unaudited)

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts Payable Trade.................        $ 1,786,517
   Current Portion of Long-Term Debt......          1,034,854
   Deferred Revenue.......................            494,804
   Accrued Expenses and Other Current Liabilities     176,125
                                                   ----------

     TOTAL CURRENT LIABILITIES............          3,492,300

   Long-Term Debt - Net of Current Portion          3,298,205
   Security Deposits Payable..............            235,050
   Due to Related Parties.................            677,253
                                                   ----------

     TOTAL LONG TERM LIABILITIES..........          4,210,508

Preferred Stock, $.001 Par Value, 168,020 Shares
  Authorized-Series A 7.5% Cumulative Convertible
  Redeemable, 168,020 Shares Issued and
  Outstanding ($1,008,120 aggregate liquidation
  preference)                                             168
Paid In Capital:  Preferred...............          1,064,001
                                                    ---------
                                                    1,064,169

STOCKHOLDERS' EQUITY

Preferred Stock, $.001 Par Value, 580,646 Shares
  Authorized Series B 12.0% Cumulative Convertible
  560,126 Shares Issued and Outstanding ($4,340,977
  aggregate liquidation preference).............          560
Common Stock, $.001 Par Value, 50,000,000 Shares
  Authorized, 4,703,171 Issued and Outstanding ..       4,703
  Paid in Capital:  Preferred....................   3,616,694
                    Common.......................   6,255,570
Accumulated Deficit..............................  (2,199,566)
Subscription Receivable..........................    (100,000)
                                                    ----------

     TOTAL STOCKHOLDERS' EQUITY..................    7,577,961
                                                    ----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 16,344,938
                                                  ============

      See selected notes to the consolidated financial statements.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Nine Months Ended
                                                        May 31,
                                                      (Unaudited)
                                                 1998          1997

Revenues.................................... $10,817,444 $ 14,610,914
Cost of Revenues............................   7,985,128   11,315,507
                                              ----------  -----------

GROSS PROFIT................................   2,832,316    3,295,407

OPERATING EXPENSES

Selling, General and Administrative Expenses   2,481,692    2,646,056
Management Fee, Related Party...............     270,000      270,000
Gain on Sale of Customer List...............    (200,000)    (175,667)
Net Rental Income...........................    (547,423)    (445,154)
Depreciation and Amortization...............     842,032      655,229
                                                --------      -------

Operating Expenses..........................   2,846,301    2,950,464
                                              ----------    ----------

   INCOME (LOSS) FROM OPERATIONS............   ( 13,985)      344,943

Interest Expense, Net.......................    517,943       187,296
                                               --------       --------

   INCOME (LOSS) BEFORE  INCOME TAXES.......   (531,928)      157,647

   PROVISION FOR TAXES......................          0        62,031
                                               --------       --------

Net Income (Loss)...........................   (531,928)       95,616
Preferred Stock Dividends...................    793,660       406,821
                                               --------       --------
Net Loss Applicable to Common Shares........$(1,325,588)    $(311,205)
                                               =========     =========

Net Loss Per Share - Basic and Dilutive.....     $(0.29)      $ (0.07)
                                               =========     =========

Weighted Average Number of Common
Shares Outstanding..........................  4,525,559      4,756,895
                                               =========     =========

      See selected notes to the consolidated financial statements.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                   RETAINED
                              REFERRED STOCK         COMMON STOCK                  EARNINGS       STOCK
                              $.001 PAR VALUE       .001 PAR VALUE      PAID IN    (ACCUMULATED   SUB.      TOTAL
                              ISSUED  AMOUNT      ISSUED     AMOUNT     CAPITAL    DEFICIT)       REC.      EQUITY
Balance at
  August 31, 1997..........  567,085    $567    4,118,601    $4,119    $9,543,198  ($873,978)  ($100,000)   $8,573,906

Cash Dividends
  Declared:
  Preferred
  Series A......                   0       0            0         0             0    (56,706)          0       (56,706)

Cash Dividends
  Declared:
  Preferred
  Series B......                   0       0            0         0             0   (467,814)          0      (467,814)

Common Shares
  Issued on
  Conversion of
  Options.......                   0       0      400,000       400       163,600          0           0       164,000

Common Shares
  Issued to Consultant
  for Services Rendered            0       0       50,000        50        49,950          0           0        50,000

Restructuring of
  Series B Preferred
  and Conversion
  of Debt.......              (6,959)     (7)           0         0       (53,927)         0           0       (53,934)

Restructuring of
  Series B Preferred
  and Conversion of
  Debt Costs....                   0       0            0         0       (99,562)         0           0       (99,562)

Common Shares
  Issued in Lieu
  of Dividends..                   0       0       134,570      135       269,005   (269,140)          0             0

Net (Loss) -
  May 31, 1998..........           0       0             0        0             0   (531,928)          0      (548,257)

Balances at
  May 31, 1998     ......    560,126    $560    $4,703,171   $4,703    $9,872,264 ($2,199,566) ($100,000)   $7,577,961
                             =======    ====    ==========   ======    ==========  ==========   ========    ==========

     See selected notes to the consolidated financial statements.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Nine Months Ended
                                                             May 31,
                                                          (Unaudited)

                                                       1998          1997
                                                       ----          ----
Cash flows from Operating Activities:
   Net Income (Loss)........................      ($ 531,928)    $ 95,616
   Adjustments to Reconcile Net Income (Loss)
   to Net Cash provided by Operating Activities:
      Services Rendered for Common Stock....          50,000            0
      Depreciation and Amortization.........         842,032      655,229
      Gain on Sale of Customer List.........        (200,000)    (175,667)
      Change in Operating Assets and Liabilities:
      Accounts Receivable...................         (69,884)    (343,685)
      Inventories...........................         (44,507)     (46,076)
      Prepaid Expenses and Other Current Assets      (25,360)     (13,968)
      Accounts Payable, Accrued Expenses and Other
         Current Liabilities................        (203,713)     387,999
      Deferred Revenue......................        (180,342)     437,502

         Net Cash (Used in) Provided by Operating
         Activities                                 (363,702)     996,950

Cash Flows From Investing Activities:
   Intangible Assets........................        (280,897)    (627,966)
   Net Proceeds From Sale of Customer List .         200,000      175,667
   Acquisition of  Property and Equipment...        (230,887)  (1,261,921)
   Net Repayment (Advance) Note Receivable-ATI             0   (1,607,987)
   Security Deposits Payable................          (2,756)           0
                                                     --------   ---------

      Net Cash Used in Investing Activities.        (314,540)  (3,322,207)

Cash Flows From Financing Activities:
   Increase (Decrease) in Cash Overdraft....         (98,475)      97,244
   Net Proceeds from the Issuance of Common Stock    164,000      201,070
   Proceeds from Short Term Borrowings......               0            0
   Proceeds from Long Term Borrowings.......               0      260,489
   Net Borrowing from Related Parties.......         734,054            0
   Repayment of  Long Term Debt.............               0     (237,024)
   Preferred Stock Dividends................               0      (58,178)
   Cost of Restructuring Preferred Stock....        (153,496)           0
                                                    ---------     -------

Net Cash Provided  by Financing Activities..         646,083      263,601

Net Decrease in Cash........................         (32,159)  (2,061,656)

   Cash and Cash Equivalents at Beginning
   of Period                                          63,295    2,061,656
                                                      ------    ---------

   Cash and Cash Equivalents at End of Period       $ 31,136    $       0
                                                    ========    =========

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                        Nine Months Ended
                                                             May 31,
                                                          (Unaudited)

                                                       1998          1997
                                                       ----          ----

Supplemental Disclosure of Cash Flow Information

Cash Paid During the Period For:
   Interest Expense.........................       $ 359,577    $ 272,742
   Income Taxes.............................             $ 0          $ 0

Supplemental Schedule of Non-Cash
Investing and Financing Activities:
   Acquisition of Property and Equipment....             $ 0    $ 387,500
   Conversion of Preferred Stock to
      Long Term Debt........................       $ 600,000    $       0
   Common Stock Issued for Unpaid Dividends.       $ 793,660    $       0



          See selected notes to the consolidated financial statements.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   Selected Notes to the Financial Statements
                         Nine Months Ended May 31, 1998

Note (1) - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      The accompanying condensed financial statements are not audited for the interim period, but include all adjustments (consisting of only normal recurring accruals) which management considers necessary for the fair representation of results at May 31, 1998.

      Moreover, these financial statements do not purport to contain complete disclosures in conformity with generally accepted accounting principles and should be read in conjunction with the Company's audited financial statements at, and for the fiscal year ended, August 31, 1997 contained in the Company's Annual Report on Form 10-KSB dated February 2, 1998.

      The results reflected for the nine month period ended May 31, 1998 are not necessarily indicative of the results for the entire fiscal year ending August 31, 1998.


Note (2) - OPTIONS AND WARRANTS:

      The following table sets forth the options and warrants of the Company as of May 31, 1998:

      Amount        Term        Issue Date   Exercise Price ($)
     -------        ----        ----------   ------------------

     297,125        5 yrs.       03/05/96     40% of market
      10,000        5 yrs.       11/04/96     .3125
      19,547        5 yrs.       11/05/96     .767
   1,200,000        5 yrs.       11/14/96     .3125
     225,000        5 yrs.       01/10/97     .3125
      90,000        5 yrs.       02/18/97     .3125
     209,000        5 yrs.       08/12/97     .6300

Note (3) - COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE:

      In December 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). Under FAS 128, companies that are publicly held or have complex capital structures are required to present basic and diluted earnings per share ("EPS") on the face of the income statement. FAS 128 replaces the presentation of primary EPS with a presentation of basic EPS and, if applicable, diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted and the resulting additional shares are dilutive because their inclusion decreases the amount of EPS. The effect on earnings (loss) per share of the Company's outstanding stock options is antidilutive and therefore not included in the calculation of the weighted average number of common shares outstanding.

Note (4) - CERTAIN RECLASSIFICATIONS:

      Certain reclassifications were made in the prior year to conform to the current year presentation.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Halstead Energy Corp.

      We have audited the accompanying consolidated balance sheet of Halstead Energy Corp. and subsidiaries as of August 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above presently fairly, in all material respects, the financial position of Halstead Energy Corp. and Subsidiaries as of August 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                    MAHONEY COHEN & COMPANY, CPA, P.C.

New York, New York
January 12, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Halstead Energy Corp.

      We have audited the accompanying consolidated statements of operations. stockholders' equity and cash flows for the year ended August 31, 1996 of Halstead Energy Corp. and Subsidiaries. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The August 31, 1996 consolidated statement of stockholders' equity has been restated to give effect to the transaction disclosed in Note 2 to the Financial Statements.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Halstead Energy Corp. and Subsidiaries for the year ended August 31, 1996 in conformity with generally accepted accounting principles.

                                    GOLDMAN & MURPHY, LLP


January 16, 1997

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 August 31, 1997

                                   A S S E T S


CURRENT ASSETS
  Cash......................................           $   63,295
  Accounts Receivable - Trade, Net of Allowance for
   Doubtful Accounts of $110,000 (Note 7)...            1,048,464
  Inventories (Notes 1D and 7)..............              168,930
  Notes Receivable (Note 5).................              230,000
  Note Receivable - Related Party (Note 6)..              578,848
  Prepaid Expenses and Other Current Assets (Note 3)
615,823
  Deferred Tax Asset (Note 8)...............               45,000
                                                          -------

   TOTAL CURRENT ASSETS.....................            2,750,360

PROPERTY, PLANT AND EQUIPMENT - NET (Notes 4 and 7)    12,173,547

OTHER ASSETS
  Deferred Tax Asset (Note 8)...............              337,000
  Notes Receivable - Net of Current Portion (Note 5)
337,765
  Intangible Assets - Net (Notes 1G and 7)..            1,480,593
  Deposits..................................                2,045
                                                          -------

   TOTAL OTHER ASSETS.......................            2,157,403
                                                        ---------

   TOTAL ASSETS.............................          $17,081,310
                                                      ===========

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (CONTINUED)
                                August 31, 1997

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
  Cash Overdraft............................         $    98,475
  Accounts Payable - Trade..................           1,789,718
  Note Payable (Note 7).....................             500,000
  Current Portion of Long-Term Debt (Note 7)             441,401
  Deferred Revenue..........................             675,146
  Accrued Expenses and Other Current Liabilities         376,637
                                                      ----------

  TOTAL CURRENT LIABILITIES.................           3,881,377

Long-Term Debt - Net of Current Portion (Note 7)       2,964,772

Security Deposits Payable`..................             237,806
Due to Related Parties (Note 6).............             359,280
                                                         -------

  TOTAL LONG TERM LIABILITIES...............           3,561,858

Preferred Stock, $.001 Par Value,
  168,020 Shares Authorized-Series
  A 7.5% Cumulative Convertible
  Redeemable 168,020 Shares Issued
  and Outstanding ($1,008,120
  aggregate liquidation preference)
  (Note 12).................................                 168

Paid-In Capital:  Preferred Stock...........           1,064,001
                                                       ---------

                                                       1,064,169

COMMITMENTS AND CONTINGENCIES (NOTES 10 AND 11)

STOCKHOLDERS' EQUITY
  Preferred Stock, $.001 Par Value, 580,646 Shares
  Authorized Series B 8.0% Cumulative Convertible
  567,085 Shares Issued and Outstanding ($4,394,909
  aggregate liquidation Preference) (Note 12)                567
  Common Stock, $.001 Par Value, 50,000,000 Shares
  Authorized, 4,118,601 Issued and Outstanding             4,119
  Paid-in Capital:   Preferred Stock........           3,770,183
   Common Stock.............................           5,773,015
  Accumulated Deficit.......................            (873,978)
  Subscription Receivable...................            (100,000)
                                                        --------

  TOTAL STOCKHOLDERS' EQUITY................           8,573,906
                                                       ---------

  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY.....................
   $........................................         $17,081,310
                                                     ===========

                             See Accompanying Notes

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      Years Ended
                                                      August 31,
                                                 1997            1996
                                                 ----            ----

Sales .....................................   $18,667,132    $15,312,260

Cost of Sales..............................    14,677,380     10,734,200
                                               ----------     ----------

GROSS PROFIT...............................     3,989,752      4,578,060

OPERATING EXPENSES
   Selling, General and
Administrative Expenses....................     4,122,851      3,240,926
   Management Fee, Related Party (Note 6)..       360,000        360,000
   Net Rental Income (Note 10).............      (502,517)      (418,478)
   Royalty Fee (Note 6)....................        31,769         96,102
   Gain on Sale of Asset...................      (175,667)             0
   Depreciation and Amortization...........     1,287,674        717,884
   Bad Debt Expense (Note 6)...............     4,694,998         39,869
                                                ---------       --------

      TOTAL OPERATING EXPENSES.............     9,819,108      4,036,303
                                                ---------      ---------

      INCOME (LOSS) FROM OPERATIONS........    (5,829,356)       541,757

OTHER INCOME (EXPENSES)
   Interest Income.........................         5,451        101,987
   Interest Expense........................      (407,969)      (398,889)
   Other Income............................       114,343         38,935
                                                  -------        --------

      NET OTHER EXPENSES...................      (288,175)      (257,967)

INCOME (LOSS) BEFORE INCOME TAX
EXPENSE....................................    (6,117,531)       283,790

INCOME TAX EXPENSE (Note 8)................             0        102,696
                                                  -------        --------

Net Income (Loss)..........................    (6,117,531)       181,094
Preferred Stock Dividends..................      (429,393)      (164,308)
                                                 --------       --------

Net Income (Loss) Applicable to Common Shares $(6,546,924)       $16,786
                                              ===========        =======

Net Income (Loss) Per Share................   $    (1.66)        $  0.00
                                              ===========        =======
Weighted Average Number of Common
Shares Outstanding.........................     3,949,479      3,416,743
                                                =========      =========


                             See Accompanying Notes

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                               RETAINED
                              PREFERRED STOCK     COMMON STOCK                 EARNINGS      STOCK
                              $.001 PAR VALUE    .001 PAR VALUE     PAID IN   (ACCUMULATED   SUB.   TOTAL
                              ISSUED  AMOUNT    ISSUED    AMOUNT    CAPITAL    DEFICIT)      REC.   EQUITY

Balance at August 31, 1995       0    $ 0     3,338,117  $ 3,338   $4,364,721  $5,215,906    $0... $9,583,965

Cash Dividends Declared
 Preferred, Series A             0      0             0        0            0     (75,610)    0       (75,610)

Cash Dividends Declared
Preferred, Series B...           0      0             0        0            0        (756)    0          (756)

Debentures Converted into
Common Shares.......             0      0        104,647     105      363,740           0     0        363,845

Common Shares Issued             0      0          2,250       2       12,092           0     0         12,094

Preferred Stock Issued     580,646    580              0       0    4,499,420           0     0      4,500,000

Private Placement Costs          0      0              0       0     (625,246)          0     0       (625,246)

Conversion of Preferred
Shares to Common Shares     (8,400)    (8)        18,816      19          745           0     0            756

Conversion of Note Payable
to Common Shares                 0      0         27,510      28       46,398           0     0         46,426

Issuance of Stock Warrants       0      0              0       0      511,055           0     0        511,055

Net Income August 31, 1996       0      0              0       0            0     181,094     0        181,094
                                ----  ----            ----    ----        ----  ---------    ----      -------
Balance at August 31, 1996
(As restated in 1997)
(Note 2)                   572,246    572      3,491,340   3,492    9,172,925   5,320,634     0.....14,497,623

Private Placement Costs          0      0              0       0       (5,151)          0     0         (5,151)

Cash Dividends Declared
Preferred Series A               0      0              0       0            0     (75,610)     0       (75,610)

Cash Dividends Declared:
Preferred, Series B              0      0              0       0            0      (1,471)     0        (1,471)

Common Shares issued to
employees                        0      0         15,000      15        8,560           0      0         8,575

Common Shares issued for
acquisition of customer list     0      0        200,000     200      249,800           0      0       250,000

Conversion of Preferred
Shares and Unpaid Dividend
to Common Shares            (5,161)    (5)       162,261     162        1,314           0      0         1,471

Common Shares issued to
employee                         0      0        200,000     200       99,800           0 (100,000)...     ..0

Common Shares issued on
Conversion of Options            0      0         50,000      50       15,950           0      0        16,000


                                      F-14


                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (CONTINUED)


                                                                               RETAINED
                              PREFERRED STOCK     COMMON STOCK                 EARNINGS      STOCK
                              $.001 PAR VALUE    .001 PAR VALUE     PAID IN   (ACCUMULATED   SUB.   TOTAL
                              ISSUED  AMOUNT    ISSUED    AMOUNT    CAPITAL    DEFICIT)      REC.   EQUITY

Net(Loss)August 31, 1997         0      0              0       0            0  (6,117,531)     0    (6,117,531)
                               ----   ----          ----     ----         ---- -----------    ---- -----------

Balance at August 31, 1997 567,085   $567      4,118,601   $4,119   9,543,198   ($873,978)($100,000)$8,573,906
                           =======   ====      =========   ======   =========    ========  ======== ==========

                         See Accompanying Notes

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                      Year Ended
                                                      August 31,
                                                 1997           1996
                                                 ----           ----

Cash Flows From Operating Activities:

   Net Income (Loss)........................   $(6,117,531)   $181,094

   Adjustments to Reconcile Net Income (Loss)
      to Net Cash provided by Operating Activities:
   Depreciation and Amortization............     1,287,674     717,884
   Gain on the Sale of Customer List........      (175,667)          0
   Bad Debt Expense ........................     4,694,998      38,052
   Deferred Income Tax Expense..............       230,406     103,756
   Change in Operating Assets and Liabilities:
      Accounts Receivable...................      (82,646)    (316,771)
      Inventory.............................       82,520      (59,212)
      Prepaid Expenses and other Current Ass     (286,609)     (99,778)
      Accounts Payable, Accrued Expenses and Other
      Current Liabilities...................    1,310,307      (87,825)
      Deferred Revenue......................      661,386         (444)
      Income Taxes Payable..................            0     (157,133)
      Discount Deposits Payable.............            0       12,363
                                                 --------     --------

   Net Cash Provided by Operating Activities    1,604,838      331,986

Cash Flows From Investing Activities:

   Net Proceeds From the Sale of Customer List    175,667            0
   Intangible Assets........................      (72,067)     (84,235)
   Acquisition of Property and Equipment....    (263,907)   (1,922,013)
   Note Receivable..........................    (487,765)      (80,000)
   Advances to ATI..........................  (4,306,018)   (1,888,190)
   Repayment of Notes Receivable ATI........     360,000     1,725,000
   Security Deposits Payable................     (21,752)       40,358
                                                --------     ---------

   Net Cash Used In Investing
      Activities............................  (4,615,842)   (2,209,080)

Cash Flows From Financing Activities:

   Increase (Decrease)in Cash Overdraft.....      98,475       (66,351)
   Net Proceeds from the Issuance of Common Stock 19,424     4,297,875
   Proceed from Short Term Borrowings.......     715,000             0
   Proceeds from Long Term Debt Borrowing...     265,000             0
   Net Borrowing from Related Parties.......     359,280             0
   Repayment of Long Term Debt..............    (288,744)     (296,590)
   Repayment of Stockholder's Loan..........     (80,000)       80,000
   Preferred Stock Dividends................     (75,610)      (76,366)
                                                ---------     ---------
   Net Cash Provided by Financing Activities   1,012,825     3,938,568

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                      Year Ended
                                                      August 31,
                                                 1997           1996
                                                 ----           ----

   Net Increase (Decrease) In Cash and Cash
      Equivalents...........................  (1,998,179)    2,061,474

   Cash and Cash Equivalents at Beginning of
       Year                                    2,061,474             0
                                               ---------     ---------

   Cash and Cash Equivalents at End of Year   $   63,295    $2,061,474
                                              ----------    ----------

Supplemental Disclosure - Cash Paid During
      the Year For:
   Interest Expense.........................  $  407,969    $  361,931
                                              ----------    ----------

   Income Taxes.............................  $    6,597    $  162,631
                                              ----------    ----------


Supplemental Schedule of Non-cash Investing and Financing Activities:

                                                 1997           1996
                                                 ----           ----

   Acquisition of Leaseholds in Exchange for
   Repayment of Note Receivable ATI.........  $  690,000    $1,365,000
                                              ----------    ----------

   Acquisition of Customer List in Exchange
   for Common Stock.........................  $  250,000    $        0
                                              ----------    ----------

   Common Stock Issued in Exchange for Note
   Receivable...............................  $  100,000    $        0
                                              ----------    ----------

   Acquisition of Trademark in Exchange for
   Warrants.................................  $        0    $  511,055
                                              ----------    ----------

   Acquisition of Equipment in Exchange for
   Note Payable.............................  $  260,124    $        0
                                              ----------    ----------

   Common Stock Issued in Exchange for
   Unpaid Dividends.........................  $    1,471    $        0
                                              ----------    ----------



                         See Accompanying Notes

                 HALSTEAD ENERGY CORP. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)   Organization

           The Company is engaged in the retail sale of propane, propane equipment, fuel oil, gasoline and diesel fuel. Fuel oil, gasoline and diesel fuel are also sold to wholesalers. The Company also services propane and fuel oil heating equipment.

(B)   Principles of Consolidation

           The consolidated financial statements include the accounts of Halstead Energy Corp.(the "Company") and its wholly-owned subsidiaries, White Plains Fuel, Inc., and Halstead Quinn Propane, Inc.("HQP"),and Rockland Fuel Oil, Inc., a wholly-owned subsidiary of HQP (together the "Companies").All inter-company accounts have been eliminated.

(C)   Use of Estimates

           The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

(D)   Inventories

           Inventories, primarily finished petroleum products, are stated at the lower cost or market. A monthly moving average method is used for determining petroleum product costs. Other materials and supplies are valued at average cost.

(E)   Depreciation and Amortization

           Assets recorded under leaseholds are amortized on the straight-line method over the shorter of the term of the lease or the useful life of the related assets. Depreciation of property and equipment is computed by use of the straight-line method over their estimated useful lives. The useful lives are as follows:

                  Buildings and improvements           10-30 years
                  Equipment                             3-20 years
                  Furniture and fixtures                3-10 years
                  Vehicles                              3-10 years

(F)   Impairment of Long-Lived Assets

           The Company periodically assesses the recoverability of the carrying amount of long-lived assets, including intangible assets. A loss is recognized when expected future cash flows (undiscounted and without interest) are less than the carrying amount of the asset. The impairment loss is determined as the difference by which the carrying amount of the asset exceeds it fair value.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


(G)   Intangible Assets

           Intangible assets, consisting of customer lists and a trademark, are being amortized on a straight-line basis over 4 - 15 years, the period the Company expects to receive benefits. At August 31, 1997, intangible assets, net of accumulated amortization of $524,591, was $1,480,593.

(H)   Customer Credit Balances

           Customer credit balances, which is included in accrued expenses and other current liabilities, represent payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual fuel charges on a fixed monthly basis) in excess of actual deliveries billed.

(I)   Income Taxes

           Deferred income taxes are provided for the effect of items which are reported for income tax purposes in years different from that in which they are recorded for financial statement purposes.

(J)   Revenue Recognition

           Revenue is recognized at the time the products are shipped to and accepted by the customer either directly from the Company or a vendor, on drop shipments or from pick-up company facilities. Retail revenue is recognized when delivered to the customer. In connection with certain sales, when the related receivable is collectible over extended periods of time and collectibility is uncertain, profit is recognized under the installment method as the receivable is collected.

(K)   Concentration of Credit Risk

      1.   Geographic Area

           Substantially all of the Company's customers are located in the Westchester, Rockland, Putnam, Orange, Dutchess and Bronx Counties.

      2.   Major Vendors

           The Company purchases a majority of its gasoline and oil for its operations from five vendors (including A. Tarricone, Inc. ("ATI")). Those vendors represent approximately 98% and 88% of total purchases for years ended August 31, 1997 and 1996. At August 31, 1997, these five vendors represented 39.8% of the accounts payable balance.

      3.   Accounts Receivable

           The Company performs ongoing credit evaluations of its customers and records reserves for potentially uncollectible accounts receivable, which are declared credit risks as determined by management.

      4.   Cash

           The Company maintains its cash in bank deposit accounts at high credit quality financial institutions. These amounts are insured up to the federally insured limits.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


(L)   Environmental Costs

           The Company expenses, on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. The Company also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.

(M)   Earnings (Loss) Per Share

           Earnings (loss) per share is computed by dividing net earnings (loss) less preferred dividends by the weighted average number of shares of Common Stock outstanding during the year. Common stock equivalents are not included in earnings (loss) per share computations since their effect is anti-dilutive.

           In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS #128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings (loss) per share and to restate all prior periods. Under the new requirements for calculating basic earnings (loss) per share, the dilutive effect of stock options will be excluded. The Company does not expect the impact on the earnings per share to be material.

Note 2 - RESTATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY

      The August 31,1996 consolidated stockholders' equity previously reported as $14,036,973 has been restated to reflect the recording of an intangible asset of $460,650 net of accumulated amortization relating to the acquisition of a trademark from ATI (see Note 6), which was recorded as a reduction to stockholders' equity in the year ended August 31, 1996. Accordingly, Stockholders' equity has been restated at August 31, 1996 to $14,497,623.

Note 3 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

      Prepaid Expenses and other current assets consist of the following:

                Income Tax Refund Receivable                $  241,000
                Prepaid Insurance                              182,262
                Miscellaneous                                  192,561
                 TOTAL                                      $  615,823
                                                            ==========

Note 4 - PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment is stated at cost and consists of the following:

                Land                                        $  894,000
                Gas Station Leaseholds                       8,813,000
                Building and Improvements                    2,449,434
                Equipment                                    1,914,899
                Furniture and Fixtures                          83,587
                Vehicles                                     1,425,555
                 TOTAL                                      15,580,475

                Less:
                Accumulated Depreciation                    (3,406,928)
                NET                                       $ 12,173,547
                                                          ============

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

Note 5 - NOTES RECEIVABLE

      Notes receivable consist of various notes relating to the sale of certain equipment, customer lists and issuance of common stock. These notes have interest rates ranging from 6% to 9% and are payable in monthly and annual installments through June 1, 2004.

Note 6- RELATED PARTY TRANSACTIONS

(A) The Company has advanced funds to A. Tarricone, Inc. ("ATI") its former parent and brother-sister corporation with the same majority shareholders, for necessary and ordinary gasoline and diesel purchases. ATI is currently operating under Chapter 11 of the Federal Bankruptcy Code. Such advances are secured by a first lien of 50% of all of the ATI's post-petition assets and a second lien on the balance of ATI's post petition assets. In addition, the Company reimburses ATI under a management agreement expiring on August 31, 1998, for clerical, administrative, payroll and other costs incurred by ATI. Such management fee is accrued monthly and is recorded as a reduction of the amount due to ATI. For each of the years ended August 31, 1997 and 1996, the Company was charged $360,000 in connection with such expenses.

(B) For the period September 1, 1995 through February 28, 1996, the Company paid ATI a royalty fee of $45,697 for the use of the ATI trademark. On March 1, 1996, the Company granted warrants to ATI for the purchase of its trademark which was valued at $511,055 (see Note 13). Amortization expense for the years ended August 31, 1997 and 1996 was $31,769 and $50,405, respectively.

(C) For the year ended August 31, 1996, the Company paid ATI $38,671 for the storage of fuel oil at the terminals' operated by ATI.

(D) Notes payable to stockholders and affiliated entities are non-interest bearing and are payable on demand at anytime on or after September 1, 1998.

(E) During the year ended August 31, 1997, the Company acquired four gasoline station leaseholds from ATI (see Note 5) for $690,000 (the leaseholds were valued by an independent appraiser). In consideration for the leaseholds, the Company forgave $690,000 of the note receivable from ATI.

(F) During the year ending August 31, 1997, the Company made advances to ATI of $4,237,563 of which $360,000 was repaid and the remaining balance of $3,877,563 was written off as a bad debt. At August 31, 1997 the Company is owed $578,848, which is due on June 10, 1998.

Note 7- DEBT

        Short-term borrowings consists of the following:

           $500,000 revolving line of credit with a
           bank due 5/17/98 with interest at 11.75%
           (3.25% above prime)(B)                            $ 500,000
                                                             =========
        Long-Term debt consists of the following:

           $1,000,000 revolving line of credit with a
           bank originally due 6/8/98, which has been
           extended to September 4, 1998 with interest
           at18.5%(10% above prime)(A)                       $ 715,000

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


           Mortgage payable with interest at 9% and
           monthly principal and interest payments of
           $5,038 with a balloon payment of $378,359 due
           1/16/01 (D)                                         452,064

           Mortgage payable with interest at 9.5%
           (1% above prime) and monthly principal payments
           of $2,800 with a balloon  payment of $334,800 due
           10/01/00(C)                                       $ 435,600

           Mortgage payable with interest at 8.5% and
           monthly principal payments of $2,778 with a
           balloon payment of $333,333 due 5/17/99 (B)         391,667

           Notes payable with interest at 8%, each note
           was to be repaid in full with accrued  interest
           within ten days of the Company effectuating a
           warrant conversion resulting in gross proceeds
           of at least $1,000,000. The warrant conversion
           never took place and, accordingly, there is no
           payment date and terms on the notes                 317,000

           Unsecured  notes  payable due on 7/1/01 and
           8/31/02 with interest at 10% and 11%
           (2.5% above prime) and aggregate annual principal
           and interest payments of $60,400, through 7/1/01
           with a final payment of $40,000 due on 8/31/02      265,849

           Mortgage with interest at 12.5% and monthly
           principal and interest payments of $1,704, with
           a balloon payment of $116,913 due 1/15/01 (D)       132,757

           Mortgage due 12/01/99 with interest at 9.5%
           (1% above prime) and monthly principal payments
           of $3,300 (C)                                        94,400

           Notes payable for equipment payable in various
           monthly principal and interest payments with
           interest ranging from 7.95%, to 12.3% and due
           dates ranging from 3/1/98 to 7/1/02, collateralized
           by equipment with a market value of approximately
           $698,000                                            601,836
                                                               -------

        Total                                                3,406,173

        Less: Current Portion                                  441,401

        Total Long-Term Debt                                $2,964,772
                                                            ==========

(A) The loan is secured by the Company's accounts receivable, inventories and intangible assets. Certain officers of the Company have personally guaranteed the loan.

(B) The loan is secured by a first mortgage on the Company's headquarters and terminal facility at Alexander Street. Certain officers of the Company have personally guaranteed the loan.

(C)   The loan is secured by a second mortgage on the property noted in (B).

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

(D) Secured by a gas station with a book value of $700,000.

Aggregate principal payments for each of the next five years relating to long term debt are as follows:

                 Year Ending
                 August 31,

                     1998              $  441,401
                     1999               1,712,785
                     2000                 255,503
                     2001                 940,434
                     2002                  56,050
                                       ----------
                                       $3,406,173
                                       ==========

Note 8 - INCOME TAXES

      The following is a reconciliation of the expected federal income tax provision (benefit) and the actual provision (benefit) for income taxes:

                                                         1997          1996
                                                         ----          ----

           Expected tax (benefit) at
              statutory federal income
              tax rate of 34%                      $(2,079,961)   $  96,489
           State  taxes,  net  of  federal
           benefit                                    (363,256)           0
           Net operating loss carry back               241,000            0
           Valuation Allowance                       2,128,000            0
           Other                                        74,217        6,207
                                                   -----------      -------
                                                   $         0    $ 102,696
                                                   ===========    =========

      Deferred income taxes are provided for the temporary differences between the financial statement and tax bases of the company's assets and liabilities .

      The components of deferred tax assets are as follows:

                                                        1997
                                                        ----
           Deferred Tax Assets:
            Current:
             Allowance for Doubtful Accounts      $   45,000
                                                  ==========
            Non Current:
             Property Plant and Equipment         $  337,000
             Net Operating Loss Carry forward     $2,128,000
             Valuation Allowance                  (2,128,000)
                                                  ----------
             TOTAL                                $  337,000
                                                  ==========

      The Company has a net operating loss carry forward of approximately $5,100,000 for federal and New York State tax purposes, which will expire in the year ending August 31, 2012. The Company will carry back approximately $710,000 of its net operating loss and has recognized an income tax receivable of $241,000 on the accompanying balance sheet. Management has established a valuation allowance of $2,128,000 for the year ended August 31, 1997.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

Note 9 - FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash, notes receivable and debt instruments. The carrying amount of cash and short-term instruments approximates their fair values because of the relatively short period of time between the origination of the instruments and their expected realization. The fair value of the Company's debt is based on the current market interest rates being paid, and as a result, it approximates fair value. The Company cannot estimate the fair value of the notes receivable and payable from its related parties due to the repayment terms.

Note 10 - OPERATING LEASES

      The Company leases gas stations and equipment under operating leases which expire at various dates through August 2013. The Company also sub-leases the above gas stations under operating leases which expire at various dates through January 2007.

      Minimum future rental payments and receipts under the operating leases as at August 31, 1997 are as follows:

            For the Year Ending    Lease    Sublease
                August 31,       Payments   Receipts       Net
            -------------------  --------   --------       ---

                 1998         $  868,100  $  841,000   $   27,100
                 1999            770,100     498,700      271,400
                 2000            775,300     396,400      378,900
                 2001            652,500     240,500      412,000
                 2002            370,900     145,200      225,700
                 Thereafter    1,730,400     371,500    1,358,900
                              ----------  ----------   ----------
                              $5,167,300  $2,493,300   $2,674,000
                              ==========  ==========   ==========

      The rental payments under the leases are subject to annual cost of living increases. Net rental income credited to operations for the years ended August 31, 1997 and 1996 amounted to $502,517 and $568,052, respectively, inclusive of $288,000 of income relating to the rental of a customer list to a third party.

Note 11 - COMMITMENTS AND CONTINGENCIES

(A)   Employment Agreements

      The Company has entered into Employment Agreements with its officers for a five year term ending on August 31, 1998. The remaining aggregate compensation to be paid for the year ending August 31, 1998 is $174,000.

(B)   Licenses Pending

      HQP's principal terminal facility is currently operated by ATI pending approval of HQP's application with the State of New York for a terminal operator's and diesel motor fuel license, and the application of White Plains Fuel, Inc.("WPF") for its diesel motor fuel license. Management believes the Company has substantially completed all steps necessary to receive such licenses. However, these licenses have not yet been granted. Management is awaiting approval of these licenses.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

(C)   Litigation

      The Company has pending certain legal actions and claims incurred in the normal course of business and is actively pursuing the defense thereof. In the opinion of management these actions and claims are either without merit or are covered by insurance and will not have a material adverse effect on the Company's financial position.

Note 12 - PREFERRED STOCK

(A) The Company has 5,000,000 shares of authorized Preferred Stock with a par value of $.001.

(B) The Company has issued Series A 7.5% Cumulative Convertible Redeemable Preferred Stock, $0.001 par value ("Series A Preferred Stock"). The holders of the outstanding shares of Series A Preferred Stock are entitled to the following:

      The Series A Preferred Stock bears a cumulative cash dividend rate of $0.45 per annum, payable quarterly, when, and if declared by the Board of Directors of the Company. The Series A Preferred Stock becomes convertible after June 8, 1998 into shares of Common Stock at a conversion rate of one share of Common Stock for each share of Series A Preferred Stock subject to adjustment in certain events.

      The Series A Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time at a redemption price of $6.00 per share, plus accrued and unpaid dividends.

      Holders of Series A Preferred Stock may request to have their shares redeemed by the Company at $6.00 per share at any time commencing on June 8, 2000 and ending June 7, 2004.

      The Company shall not be required to redeem from any holder during any twelve (12) month period a number of shares of Series A Preferred Stock greater than twenty percent (20%) of the shares of Series A Preferred Stock then held by the applicable holder and the Company shall not be required to redeem shares of Series A Preferred Stock from any holder more than once during any twelve (12) month period.

      Each share of Series A Preferred Stock entitles its holder to a number of votes equal to the number of shares of Common Stock (including fractional shares) that such share would be converted into, if it were so converted, as of the close of business on the day immediately prior to the date of such vote, and with respect to such votes, a holder of shares of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, and shall be entitled to a notice of any stockholders' meeting in accordance with the Bylaws of the Company and shall be entitled to vote with holders of Common Stock together as a single class.

(C) The Company has issued Series B 8% Cumulative Convertible Preferred Stock, $0.001 par value ("Series B Preferred Stock" see Note 15). The holders of the outstanding shares of Series B Preferred Stock are entitled to the following:

      The Series B Preferred Stock bears a cumulative cash dividend rate of $0.62 per annum, payable quarterly after payment of dividends on the Series A Preferred Stock; provided, however that if such dividends are not paid in cash, to the extent permitted by law, dividend payments shall be made, in the sole discretion of the Board of Directors, in additional shares of Common Stock, when, as and if declared by the Board of Directors of the Company. The Series B Preferred Stock is convertible into an unspecified number of shares of Common Stock at a conversion rate formula based in part on the market value of the Common Stock on the date of conversion. During the year ended August 31, 1997, 5,161 shares of Series B Preferred Stock were converted into 162,261 shares of Common Stock.

      The Series B Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time at a redemption price of $10.00 per share, plus accrued and unpaid dividends.

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

      Except as required by applicable law, shares of Series B Preferred Stock shall not entitle the holder to any voting rights, but such holder shall be entitled to a notice of any stockholder meetings in accordance with the Bylaws of the Company.

Note 13 - STOCK OPTIONS

      During the year ended August 31, 1996, the Company granted 297,125 warrants to a related party to purchase Common Stock at the lesser of $4.30 or 40% discount to the market price on the exercise date. The fair market value of the underlying Common Stock on the grant date was $4.30 per share. The options are exercisable for a period of 5 years beginning on the grant date (see Note
6).

      During the year ended August 31, 1997, the Company granted 515,000 options to consulting firms to purchase common stock at an average exercise price of $.41 per share, in connection with the Restructuring Transaction disclosed in
Note 15(A).The options are exercisable for a period of 5 years beginning on the grant date. 400,000 options expire on February 27, 2000 with the remaining 115,000 options expiring November 2001.

      During the year ended August 31, 1997, the Company granted 1,634,000 options to employees at an average exercise price of $.35 per share. The options are exercisable for a period of 5 years beginning on the grant date. 1,425,000 options expire November 13, 2001 with the remaining 209,000 options expiring on August 12, 2002.

      The Company accounts for stock based compensation using the intrinsic value-based method provided in APB Opinion 25, "Accounting for Stock issued to Employees." The Company has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock Based Compensation." Accordingly, no compensation cost has been recognized for the year ended August 31, 1997. Had compensation cost been determined based on the fair value method on the date of grant, the Company's net loss and loss per common share would have increased by approximately $573,000 and $.15, respectively.

      The weighted average fair value at the date of grant for the year ended August 31, 1997 was approximately $.32 per option. The fair value of each option granted was estimated using the Black- Scholes option-pricing model based on the following assumptions: expected dividend yield of 0%, expected volatility of 293%, a risk-free interest rate of 5.6%, and expected lives of 5 years. The compensation cost as generated by this method may not be indicative of the future benefit, if any, that will be received by the option holder.

Note 14 - EMPLOYEE BENEFIT PLANS

      The Company maintains a qualified 401(k) plan for non-union employees meeting certain requirements. Under the plan, annual discretionary contributions to the plan are determined by the Board of Directors and employees may make voluntary contributions. For the years ended August 31, 1997 and 1996, the Company did not make any contributions to the plan.

      The Company contributes, along with many other employers, to the International Brotherhood of Teamsters and Chauffeurs Union, Local 456, a multi-employer defined benefit plan. The Pension Plan Amendment Act of 1980, imposes certain liabilities upon employers who are contributors to multi-employer plans in the extent that employers withdraw from such a plan.

Note 15 - SUBSEQUENT EVENTS

(A) Restructuring Agreement: On September 24, 1997, the Company, entered into a Restructuring Agreement with the holder of the Series B Preferred Stock (the "Restructuring Agreement"). Under the terms of the Restructuring Agreement, the holder of the Preferred Series B Stock agreed to exchange 77,419 shares and all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock for the Company's Subordinated

     Promissory Note in the principal amount of $600,000 (the "Note"). The Note will accrue interest at 12% per annum compounded quarterly through September 24, 1999 and accrue simple interest at 12% per annum after September 24, 1999. The Note matures on September 24, 2002, although the Company is required to make mandatory prepayments upon the occurrence of certain events.

     The terms of the designation of the Series B Preferred Stock were amended to provide, among other things, for (i) a fixed conversion price of $2.00 per share of Series B Preferred Stock, (ii) the removal of certain limitations on the rights of holders of the Series B Preferred Stock to convert those shares into the Company's Common Stock, and (iii) an increase in the dividend rate of the Series B Preferred Stock to 12% from 8% per annum.

(B) Pending Delisting

      The Company has been notified by NASDAQ that its stock will be delisted due to the failure to meet the filing requirements of its Form 10-KSB for the fiscal year ended August 31, 1997. The delisting has been stayed and a hearing will be held on February 5, 1998.

      No  person  has been  authorized  to give any  information  or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

      Until April 6, 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


                           TABLE OF CONTENTS




                                                                     Page
                                                                     ----
                Prospectus Summary                                    3
                Risk Factors                                          4
                Use of Proceeds                                       9
                Management's Discussion and                           9
                  Analysis of Financial Condition  and
                  Results of Operations
                Description of Business                              13
                Description of Property                              19
                Legal Proceedings                                    20
                Management                                           21
                Executive Compensation                               22
                Certain Relationships and
                  Related Transactions                               25
                Security Ownership of Certain
                  Beneficial Owners and
                  Management                                         26
                Selling Stockholders                                 28
                Description of Securities                            30
                Market for Common Equity and
                  Related Stockholder Matters                        32
                Plan of Distribution                                 33
                Index to Consolidated Financial Statements           F-1

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.        Indemnification of Directors and Officers.

      Under Section 78.751 of the Nevada General Corporation Law, as amended, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

      The Company is obligated under its Articles of Incorporation to indemnify any of its present or former directors who served at the Company's request as a director, officer or member of another organization against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation if such director acted in good faith or in a manner such director reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, if such director had no reason to believe his or her conduct was unlawful. However with respect to any action by or in the right of the Company, the Articles of Incorporation prohibit indemnification in respect of any claim, issue or matter as to which such director is adjudged liable for negligence or misconduct in the performance is his or her duties to the Company, unless otherwise ordered by the relevant court. The Company's Articles of Incorporation also permit it to indemnify other persons except against gross negligence or willful misconduct.

      The Company is obligated under its bylaws to indemnify its directors, officer and other persons who have acted as a representatives of the Company at its request to the fullest extent permitted by applicable law as in effect from time to time, except for costs, expenses or payments in relation to any matter as to which such officer, director or representative is finally adjudged derelict in the performance of his or her duties, unless the Company has received an opinion from independent counsel that such person was not so derelict.

      In addition, pursuant to indemnification agreements that the Company has entered into with each of its directors, the Company has agreed to indemnify its directors to the fullest extent permitted by applicable corporate law and its Articles of Incorporation. The indemnification agreements also provide that, upon the request of a director and provided that director undertakes to repay amounts that turn out not to be reimbursable, that director is entitled to reimbursement of litigation expenses in advance of the final disposition of the legal proceeding.

      The Nevada General Corporation Law, as amended, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its stockholders. The Company's Articles of Incorporation limit director liability to the maximum extent permitted by The Nevada General Corporation Law, which presently permits limitation of director liability except (i) for a director's acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and (ii) for a director's willful or grossly negligent violation of a Nevada statutory provision that imposes personal liability on directors for improper distributions to stockholders. As a result of the inclusion in the Company's Articles of Incorporation of this provision, the Company's stockholders may be unable to recover monetary damages against directors as a result of their breach of their fiduciary duty to the Company and its stockholders. This provision does not, however, affect the availability of equitable remedies, such as injunctions or rescission based upon a breach of fiduciary duty by a director.

      The Company currently maintains liability insurance in the amount of $1,000,000 for the benefit of its officers and directors.

Item 25.        Other Expenses of Issuance and Distribution.

      The estimated expenses, other than underwriting discounts and commissions, in connection with the Offering are as follows:

           SEC Registration Fee              $ 1,500*
           Nasdaq Fees                         7,500*
           Blue Sky Fees and Expenses          5,000*
           Printing Expenses                       0*
           Legal Fees and Expenses            15,000*
           Accounting Fees and Expenses        5,000*
           Transfer Agent Fees and Expenses      100*
           Miscellaneous                           0*
                                             -------
                                            $ 34,100*
                                            ========
           ---------------

           *Estimated.


Item 26.        Recent Sales of Unregistered Securities.

      The following securities of the Company were sold by the Company during the past three years without being registered under the Securities Act:

      On October 19, 1995, the Company received $500,000 and issued $500,000 in principal amount of 8.5% convertible debentures due on October 19, 1997. As of May 31, 1996, $250,000 principal amount debentures remained outstanding. On December 4, January 19, March 6, April 16, June 27 and August 14, 1996, the subscriber converted a total of $350,000 of debentures for 104,647 common shares of the Company. On August 20, 1996 the Company purchased the balance of the outstanding convertible debentures for $150,000 plus accrued interest of $10,793.84. The securities issued in this private transaction were exempt from registration under Section 4(2) of the Securities Act.

      The Company received $974,998.50 from the proceeds of the private sale pursuant to Regulation D of 557,142 shares of Common Stock at a price of $1.75 per share. Included as additional paid in capital were $35,000 of legal expenses associated with the private placement memorandum and commission expenses of $48,750.

      On March 5, 1996, the Company issued warrants to purchase 297,125 shares of the Company's Common Stock to ATI in exchange for the Company's exclusive use of the "ATI" trademark. The exercise price is equal to the lessor of $4.30 per share or a 40% discount to the average closing bid price. The average closing bid price is calculated based on the average of the closing bid prices of the Company's Common Stock as reported by the NASDAQ SmallCap stock market for the five trading days immediately preceding the date of the exercise of the warrant. The warrants provide that 59,425 were immediately vested on March 5, 1996, an additional 59,425 vested on March 5, 1997, an additional 59,425 vested on March 5, 1998 and the balance become vested in two equal annual installments. The market price at issuance was $4.30 per share. The securities issued in this private transaction were exempt from registration under Section 4(2) of the Securities Act.

      On May 31, 1996 the Company issued 580,646 shares of Series B 8% Cumulative Convertible Redeemable Preferred Stock with a stated value of $7.75 per share totaling $4,500,000 in a private placement to potential foreign investors pursuant to Regulation S. The Company received proceeds, net of commissions of approximately $630,000, equal to $3,870,000. On July 23 and November 20, 1996, the Private Placement Holder converted $65,100 (8,400 shares) and $39,998 (5,161 shares) of the Series "B" Preferred Stock plus accrued dividends of $756.23 and $1,472.79 respectively, into 18,816 and 162,261 shares of Common Stock.

      On September 5, 1996, the Company acquired the customer list of Dino Oil, Inc. in exchange for 200,000 shares of the Company's Common Stock at $1.25 per share and $100,000.

      In March 1995 and March 1996, the Company issued 1,925 and 2,250 shares of Common Stock, respectively, at a price of $2.50 and $5.38 per share, as employee compensation.

      In January 1997, the Company issued 200,000 shares of Common Stock to an employee at a price of $0.50 per share. The Company also issued 22,500 shares of Common Stock in August 1996 and an additional 22,500 shares of Common Stock in September 1997, in each case at a price of $2.00 per share, to Donnie and Vito Tarricone in private transactions.

Item 27.        Exhibits.


      Exhibit
      Number         Description

      3.1       Articles Of Incorporation of the Company, as amended.*

      3.2       By-laws of the Company.*

      3.3 Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of series A 7.5% Cumulative Convertible Redeemable Preferred Stock**

      3.4 Certificate of Amendment and Restatement to Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series B 8% Cumulative Convertible Redeemable Preferred Stock, $.001 Par Value*****

      4.1       Specimen Common Stock Certificate.*

      4.2       Specimen Series A Preferred Stock Certificate**

      4.3       Specimen Series B Preferred Stock Certificate***

      4.4       Halstead  Energy Corp.  Amended and Restated  1996 Stock
                Option Plan****

      5         Opinion of Piper & Marbury L.L.P.  (contains  Consent of
                Counsel)*****

      10.1 Agreement and Plan of Reorganization dated as of July 5, 1993 between Halstead Quinn Propane, Inc. and the Company.*

      10.2      Lease Agreement between HQ Propane and ATI.*

      10.5      Management Agreement by and between HQ Propane and ATI.*

      10.6 Form of Employment Agreement by and between the Company and Claire E. Tarricone.*

      10.7 Form of Employment Agreement by and between the Company and Anthony Tarricone.*

      10.8 Form of Employment Agreement by and between the Company and Joseph Tarricone.*

      10.9 Promissory Note, dated August 31, 1993, of ATI in favor of HQ Propane.*

      10.10     ATI Purchase Agreements**

      10.11     Agreement  &  Plan  of   Reorganization   by  and  among
                Halstead   Energy  Corp.,   Allan   Cianflone  and  Jack
                Troccoli.**

      10.12 Consulting and Warrant Compensation Agreement between the Company and Boulder Financial Group.****

      10.13 Restructuring Agreement, dated September 24, 1997, by and among the Company, Infinity Investors Limited, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone.*****

      10.14 12% Subordinated Promissory Note of the Company dated September 24, 1997.*****

      21.1      Subsidiaries of the Small Business Issuer**

      23.1      Consent of Piper & Marbury L.L.P.  (contained in Exhibit
                5)

      23.2      Consent of Mahoney Cohen & Company, CPA, P.C.

      23.3      Consent of Goldman & Murphy, L.L.P.

      -----------------------------

* Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the SEC on November 19, 1993.

** Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the SEC on December 14, 1996.

*** Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed with the SEC on July 15, 1996.

**** Incorporated by reference to the Company's Registration Statement on Form S-8 filed with the SEC on September 10, 1997.

***** Incorporated by reference to the Company's  Registration Statement on Form
      SB-2/A filed with the SEC on December 1, 1997.

Item 28.        Undertakings.

      (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

           (i)  include any prospectus required by section
      10(a)(3) of Securities Act of 1933, as amended (the
      "Securities Act");

           (ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c)  The Company hereby undertakes that it will:

           (1) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

           (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mount Kisco, State of New York, on August 18, 1998.

                                          HALSTEAD ENERGY CORP.




                                          By /s/ Claire E. Tarricone
                                             Claire E. Tarricone
                                             President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


  /s/ Claire E. Tarricone     President and Director      August 18, 1998
  Claire E. Tarricone

 /s/ Anthony J. Tarricone     Vice President,
  Anthony J. Tarricone        Secretary and Director      August 18, 1998


  /s/ Joseph A. Tarricone     Vice President,
  Joseph A. Tarricone         Treasurer and Director      August 18, 1998

  Edwin Goldwasser            Director

  Joseph Gatti                Director

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------




                             HALSTEAD ENERGY CORP.

                                ----------------

                                    EXHIBITS
                                       TO
                                  FORM SB-2/A
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933






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


                                  EXHIBIT INDEX


      Exhibit
      Number         Description

      3.1       Articles Of Incorporation of the Company, as amended.*

      3.2       By-laws of the Company.*

      3.3 Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of series A 7.5% Cumulative Convertible Redeemable Preferred Stock**

      3.4 Certificate of Amendment and Restatement to Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series B 8% Cumulative Convertible Redeemable Preferred Stock, $.001 Par Value*****

      4.1       Specimen Common Stock Certificate.*

      4.2       Specimen Series A Preferred Stock Certificate**

      4.3       Specimen Series B Preferred Stock Certificate***

      4.4       Halstead  Energy Corp.  Amended and Restated  1996 Stock
                Option Plan****

      5         Opinion of Piper & Marbury L.L.P.  (contains  Consent of
                Counsel)*****

      10.1 Agreement and Plan of Reorganization dated as of July 5, 1993 between Halstead Quinn Propane, Inc. and the Company.*

      10.2      Lease Agreement between HQ Propane and ATI.*

      10.5      Management Agreement by and between HQ Propane and ATI.*

      10.6 Form of Employment Agreement by and between the Company and Claire E. Tarricone.*

      10.7 Form of Employment Agreement by and between the Company and Anthony Tarricone.*

      10.8 Form of Employment Agreement by and between the Company and Joseph Tarricone.*

      10.9 Promissory Note, dated August 31, 1993, of ATI in favor of HQ Propane.*

      10.10     ATI Purchase Agreements**

      10.11     Agreement  &  Plan  of   Reorganization   by  and  among
                Halstead   Energy  Corp.,   Allan   Cianflone  and  Jack
                Troccoli.**

      10.12 Consulting and Warrant Compensation Agreement between the Company and Boulder Financial Group.****

      10.13 Restructuring Agreement, dated September 24, 1997, by and among the Company, Infinity Investors Limited, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone.*****

      10.14 12% Subordinated Promissory Note of the Company dated September 24, 1997.*****

      21.1      Subsidiaries of the Small Business Issuer**

      23.1      Consent of Piper & Marbury L.L.P.  (contained in Exhibit
                5)

      23.2      Consent of Mahoney Cohen & Company, CPA, P.C.

      23.3      Consent of Goldman & Murphy, L.L.P.

      -----------------------------

* Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the SEC on November 19, 1993.

** Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the SEC on December 14, 1996.

*** Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed with the SEC on July 15, 1996.

**** Incorporated by reference to the Company's Registration Statement on Form S-8 filed with the SEC on September 10, 1997.

***** Incorporated by reference to the Company's  Registration Statement on Form
      SB-2/A filed with the SEC on December 1, 1997.